File No 000-53118 .

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10/A
Amendment No. 4

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

RFMC GLOBAL DIRECTIONAL FUND, LP

(Exact name of registrant as specified in its charter)

Delaware	20-8870560
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

4 Benedek Road
Princeton, NJ 08540

(Address of principal executive offices and zip code)

(609) 921-0717

(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Institutional Class of limited partnership interests
Investor Class of limited partnership interests

Large accelerated filer                                                              Accelerated filer

X   Non-accelerated filer                                                            Smaller reporting company

Item 1. Business

General

RFMC Global Directional Fund, LP (the "Partnership") is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act. The business of the Partnership is to trade, buy, sell or otherwise acquire, hold or dispose of commodity futures contracts, options on physical commodities and on commodity futures contracts, forward contracts, and any rights pertaining thereto ("Commodity Interests") and to engage in all activities incident thereto. The Partnership may also invest in entities (including other partnerships or funds) that trade Commodity Interests. The objective of the Partnership is the appreciation of its assets through speculative trading.

Ruvane Fund Management Corporation, a Delaware corporation (the "General Partner"), is the general partner of the Partnership. The Partnership and the General Partner maintain their principal business office at 4 Benedek Road, Princeton, New Jersey 08540. The telephone number for the Partnership and the General Partner is (609) 921-0717, the facsimile number is (609) 921-0577, their e-mail address is info@ruvanefunds.com and the General Partner's website is www.ruvanefunds.com.

The General Partner has been registered with the Commodity Futures Trading Commission ("CFTC") pursuant to the Commodity Exchange Act ("CEA"), as amended (the "CEA"), as a Commodity Pool Operator ("CPO") since August 8, 1995, as a Commodity Trading Advisor ("CTA") since January 12, 1990 and as an introducing broker since May 8, 1995, and is a member of the National Futures Association ("NFA") in such capacities. The General Partner has selected Welton Investment Corporation ("WIC" or the "Advisor") as the Partnership's trading advisor. The Advisor's main business address is The Eastwood Building, San Carlos between 5th and 6th Carmel, California 93921-6147; telephone: (831) 626-5190; facsimile: (831) 626-5199; and email: busdev@welton.com. WIC has been registered with the CFTC as a CTA and CPO since January 4, 1989. WIC is a member of the NFA in such capacities since January 4, 1989. All trading decisions regarding the Partnership are made by WIC.

All of the Partnership's assets are traded pursuant to the Advisor's proprietary quantitative trading strategy known as Global Directional Portfolio The assets of the Partnership initially will be traded at a leverage ratio of 1.2 (such amount is referred to herein as the "Trading Level"). The General Partner may in its discretion change the Trading level at any time.  The Partnership may trade futures and forward contracts on commodities, energies, interest rates, currencies and stock indices.  A representative list of the types of markets that may be traded is set forth on page seven.

The Partnership is designed to permit investors to participate in the financial advantages presented by trading in Commodity Interests. However, trading in Commodity Interests does entail significant risks, and it is possible that an investor in the Partnership could lose its entire investment. Trading in Commodity Interests is speculative, volatile and highly leveraged and may be riskier and more volatile than many other investments. Further, the Partnership is obligated to pay trading and operational expenses and pay incentive fees, if any, which could materially affect the net results of an investment in the Partnership by reducing net profits or increasing net losses, and the Partnership will be required to make trading profits in the amount of such charges and fees, less interest earned, to avoid depletion or exhaustion of its assets and to generate any profits for the Partnership and the limited partners. There can be no assurance that the Partnership will achieve any profits.

In accordance with the Limited Partnership Agreement of the Partnership (the "Limited Partnership Agreement"), the Partnership offers limited partnership interests in private offering pursuant to Regulation D as adopted under section 4(2) of the Securities Act of 1933, as amended. The Partnership will offer the units up to an aggregate of $100,000,000, subject to increase by the General Partner in increments of $10,000,000 after notice to the limited partners of the Partnership. The Partnership offers two classes of limited partnership interests, the Institutional Class and the Investor Class.  What class of interests an investor is permitted to purchase will depend upon the nature of the investor (e.g., whether the investor is an institutional investor or an individual investor) and whether a sales agent will receive a commission with respect to such investor. The Investor Class will be charged a 7.00% annual brokerage fee and the Institutional Class will be charged a 4.00% annual brokerage fee. In addition, the classes may be comprised of different series. If the General Partner establishes with respect to a limited partner a fee arrangement whereby the commission charges, General Partner management fee or incentive allocation to the General Partner is different from the general Investor Class or Institutional Class (or any series that has previously been established under the Investor Class or Institutional Class), a new series will be established under the relevant class to reflect such fee arrangement. The General Partner may establish different series in its discretion with higher or lower fees than those described herein to reflect different fee arrangements the General Partner may wish to establish for an investor (or group of investors) for marketing purposes.  All limited partnership interest, regardless of series or class, will share on a pro rate basis in the Partnership's holdings and trading results and will have the same redemption and consent rights and are subject to the same minimum investment amounts.

The General Partner

The General Partner, to the exclusion of the limited partners of the Partnership, manages and conducts the business of the Partnership. The General Partner (i) selects and monitors the independent commodity trading advisors and the commodity brokers; (ii) allocates and/or reallocates assets of the Partnership to or from the advisors; (iii) determines if an advisor or commodity broker should be removed or replaced; (iv) negotiates management fees, incentive fees and brokerage commissions; and (v) performs such other services as the Partnership may from time to time request.

The General Partner is responsible for the selection of commodity trading advisors for the Partnership. The General Partner has currently selected WIC to act as trading advisor for the Partnership and the Partnership's capital will be allocated to the Global Directional Portfolio of WIC. The General Partner, in the future, may allocate the Partnership's assets to other trading programs. In addition, the General Partner may introduce the Partnership's trades to the Partnership's commodity brokers. Under the terms of the Limited Partnership Agreement, the General Partner will maintain a general partner contribution of $1,000 to the Partnership. As of December 31, 2007 the General Partner owned $617,805 of partnership interests. The General Partner is a Delaware Corporation organized in January 1990. The principal of the General Partner is Robert L. Lerner. See "Directors and Executive Officers."

Futures Trading

Futures contracts are contracts made on or through a commodity exchange and provide for future delivery of agricultural and industrial commodities, precious metals, foreign currencies or financial instruments, and in the case of certain contracts, such as stock index futures contracts and Eurodollar futures contracts, provide for cash settlement. Such contracts are uniform for each commodity on each exchange and vary only with respect to price and delivery time. A contract to buy or sell may be satisfied either by making or taking delivery of the commodity and payment or acceptance of the entire purchase price therefor or by offsetting the obligation with a contract containing a matching contractual obligation on the same (or a linked) exchange prior to delivery. In futures and forward trading, capital is not used to acquire a physical asset but only as security for the payment of losses incurred in open positions. United States commodity exchanges individually or, in certain limited situations, in conjunction with certain foreign exchanges, provide a clearing mechanism to facilitate the matching of offsetting trades. Once trades made between members of an exchange have been confirmed, the clearinghouse is substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange and in effect becomes the other party to the trade. Thereafter, each clearing member party to the trade looks only to the clearinghouse for performance. Clearinghouses do not deal with customers, but only with member firms, and the "guarantee" of performance under open positions provided by the clearinghouse does not extend to customers. If a customer's commodity broker becomes bankrupt or insolvent, or otherwise defaults on such broker's obligations to such customer, the customer in question may not receive all amounts owing to such customer in respect of trading, despite the clearinghouse fully discharging all of its obligations.

Two broad classifications of persons who trade in commodity futures are "hedgers" and "speculators. Commercial interests, including banks and other financial institutions, and farmers, who market or process commodities, use the futures markets for hedging. Hedging is a protective procedure designed to minimize losses that may occur because of price fluctuations. The usual objective of the hedger is to protect the profit that he expects to earn from his financial operations, rather than to profit strictly from his futures trading. The commodity markets enable the hedger to shift the risk of price fluctuations to the speculator.

The speculator, such as the Partnership, risks its capital with the hope of making profits from the price fluctuations in futures contracts. The speculator assumes the risks which the hedger seeks to avoid. Speculators rarely expect to take or make delivery of the cash or actual physical commodity in the futures market. Rather, they generally close out their futures positions by entering into offsetting purchases or sales of futures contracts. Because the speculator may take either a long or short position in the futures markets, it is possible for the speculator to earn profits or incur losses regardless of the direction of price trends. Generally, commodities trades made by the Partnership will be for speculative rather than for hedging purposes.

The justification for futures trading is that it provides the means for those who produce or deal in cash commodities to hedge against unpredictable price changes. Price fluctuations affect the value of inventory, the cost of production and the competitive pricing of end products. The risks of price fluctuation confront and threaten a diverse set of firms that merchandise, store or process large volumes of cash commodities. Government securities dealers, for example, often maintain a large inventory of notes and bonds. Even a small increase in prevailing interest rate levels can significantly reduce the value of those inventory holdings, and hence the price at which they can be sold. In determining the pricing of its output, the large baker, for example, is subject to the market prices of its raw materials, such as wheat, sugar and cocoa. A sudden increase in the prices of these materials will raise the cost of production and negatively affect the competitiveness of the finished product. Other entities that face the risks associated with market price fluctuation include farmers, grain elevator operators, importers, refiners and commercial banks. The constraint these entities face is that there are no short run substitutes for certain items essential for continued operation. The baker cannot function without flour, the securities dealer without bonds or the refiner without crude oil. As a result, the need arises for a vehicle through which commercial entities as a group can transfer the risk of price fluctuation to some other group that is willing to bear that risk. The futures markets exist as the vehicle that allows the transfer of price risk from commercial entities, called hedgers, to risk-bearing entities, called investors or speculators.

Investment Philosophy

The General Partner believes that, if an investor utilizes a disciplined approach to managing risk, and is appropriately capitalized, the investor will earn a premium for bearing risk. It is this premium that is the source of returns to futures investing. The returns to futures investing are driven by events that upset the supply and demand equilibrium of the underlying commodity market. For example, a change in the prime rate will affect interest rate and currency instruments, a drought will alter the production expectations for agricultural products, or the prospect of a war in the Middle East will cause the prices of crude oil and its derivatives to fluctuate. It is during these periods of disruption that the risk premium generally is paid. Conversely, when commodity markets are stable and directionless, returns from risk premia are not to be expected. Since traditional investment instruments like stocks and bonds perform poorly during disruptive periods and well in a stable economic environment, a futures investment can offer the potential benefits of diversification to a traditional portfolio.

The General Partner believes that two important considerations in evaluating an investment opportunity are whether the investment has a sound underlying economic foundation for its expected return and whether the approach employed by the investment's manager has the capability to realize that return. The General Partner's approach to investment in futures is designed to achieve consistent profits over the long term.

The General Partner will allocate the Partnership's capital to WIC's Global Directional Portfolio. The General Partner measures the success of an investment program by its trading and research results and experience. The General Partner believes, on the basis of its past experience, that an account should be considered a long-term investment in order to afford the trading strategy time to operate under a variety of different market conditions. Consequently, the General Partner may choose not to reallocate capital from or terminate a trading strategy even if that investment program or trading strategy has had an unprofitable period of significant duration.

Extensive leverage is available in futures markets. The General Partner will monitor WIC's trading so that leverage remains within levels acceptable to the General Partner, in its sole discretion. Initially, the leverage that WIC will employ on behalf of the Partnership is 1.2, or 20% higher than the actual funds allocated to WIC (such amount is referred to herein as the "Trading Level"). In general, margin commitments for the Partnership will range between 15% and 20% of capital. Margin commitments represent that portion of the capital of the Partnership which is committed as margin for futures contracts. Margins are good faith deposits which must be made with a commodity broker in order to initiate or maintain an open position in a futures contract.

As of December  31, 2007 the below sectors represented the indicated estimated percentage of the Partnership's portfolio and the Partnership held the following futures contracts:

Food, Fiber and Forest - 3%	Energy - 4%

Coffee	Heating Oil
Cotton	Light Sweet Crude Oil
World Sugar	Natural Gas
New York Harbor RBOB Gasoline
Grains and Oilseeds - 4%
Equities - 7%
Corn
Soybean	CAC 40 (JUMBO) 10 Euro
German Sock Index (DAX)
Meals and Livestock - 5%	Hang Seng Index
NASDAQ 100 E-MINI
Lean Hogs	NIKKEI Sock Average
Live Cattle	Standard & Poor's 500 Stock Price Index

Currencies - 27%	Interest Rates Long Term - 25%

Australian Dollar	Japanese Government Bonds
Brazilian Real	Long-term Euro Bund
British Pound	Ten-Year U.S. Treasury Notes
Euro
Euro/Japanese Yen Currency Cross Rate	Interest Rates Short Term - 22%
Euro/Swiss Franc Currency Cross Rate
Japanese Yen	Eurodollars
Mexican Peso	Three Month Euribor
New Zealand Dollar
South African Rand	Metals - 3%
Swiss Franc
USD/Swedish Korona	Copper
High Grade Primary Aluminum
Nickel
Gold

The Partnership has no employees and the General Partner has two employees. Fund Administration and management information systems are provided by Lamp Technologies, Inc.

The Advisor

The General Partner has selected WIC as the Partnership's trading advisor. WIC is not affiliated with the General Partner except as described in "Conflicts of Interest." WIC makes trading decisions pursuant to its proprietary quantitative trading strategy known as Global Directional Portfolio.

WIC provides qualified investors professional investment management services focused on managed futures-based trading strategies utilizing quantitative research combined with experienced portfolio management. WIC's primary activity is to buy, sell (including short sales), spread or otherwise trade in commodity futures contracts, options on futures contracts, forward contracts, commodity options, physical commodities, swaps, currencies and related instruments on United States and foreign exchanges in agricultural products, energy products, financial instruments and indices, foreign currencies, and metals.

Trading Program

Commodity traders generally rely on either technical or fundamental analysis, or a combination thereof, in making trading decisions and attempting to identify price trends. Fundamental analysis looks at the external factors that affect the supply and demand of a particular commodity in order to predict future prices. As an example, some of the fundamental factors that affect the demand of a foreign currency, like the British pound, are the inflation and interest rates of the currency's domestic market, exchange controls, and the country's balance of trade, business climate and political stability. The supply of a currency may be determined by, among other things, government spending, credit controls, domestic money supply and prior years' trade balances. Some of the fundamental factors that affect the supply of an agricultural commodity, such as corn, include the acreage planted and factors affecting crop conditions such as drought, flood and disease. The demand for corn consists of domestic consumption and exports, and is a product of many things, including general world economic conditions, as well as the cost of corn in relation to the cost of competing products such as soybean meal, wheat, oats and barley.

Technical analysis is not based on the anticipated supply and demand of the cash (actual) commodity; instead, it is based on the theory that a study of the markets themselves will provide a means of anticipating future prices. Technical analysis of the markets generally will include a study of the actual daily, weekly and monthly price fluctuations, volume variations and changes in open interest, utilizing charts or computers for analysis of these items.

The trading strategy which the General Partner has selected to trade the Partnership's assets is described below, and from time to time may be changed or refined. Additional trading programs may be developed by WIC or other trading advisors who may be employed in trading the assets of the Partnership.

WIC's Global Directional Portfolio is a proprietary quantitative trading system which will attempt to detect trends in price movements for futures, forward and spot contracts. All successful speculative commodity trading depends upon establishing a position and then maintaining that position while the market moves in favor of the trader. Technical trading systems seek to establish such positions and to exit the market and establish reverse positions, or both, when the favorable trend either reverses or does not materialize. No such system will be successful if the market is moving in an erratic and nontrending manner or if the market moves in the direction opposite to that predicted by the system. Because of the nature of commodity markets, prices frequently appear to be trending when the market is, in fact, without a trend. In addition, a trading system may identify markets as trending favorably to a particular position in the market even though actual market performance thereafter is the reverse of the trend identified.

The trading strategy WIC follows does not assure the success of the Partnership. Investment decisions made in accordance with this strategy will be based on an assessment of available facts. However, because of the large quantity of facts at hand, a number of available facts may be overlooked. Variables may shift and any investment decision must, in the final analysis, be based on the judgment of WIC. Accordingly, no assurance can be given that WIC's trading strategy will result in profits to investors in the Partnership.

Allocation of Capital

All of the Partnership's assets initially will be allocated to WIC's Global Directional Portfolio, which is a proprietary quantitative trading strategy, and will be traded at a leverage ratio of 1.2. The General Partner, in the future, may allocate the Partnership's assets to other trading strategies and investment programs.

WIC's Global Directional Portfolio

WIC's Global Directional Portfolio is a comprehensive managed futures program designed to reliably deliver the style class returns of directional managed futures accompanied by a sustainable performance advantage. The trading program consists only of positions on futures and forward contracts and will not include equity securities, bonds or other similar instruments. The trading program guides WIC's investment decisions on behalf of the Partnership.

The trading system used by WIC is proprietary and confidential. The description above, therefore, is of necessity general and not intended to be exhaustive.

List of Markets Traded

Below is a list of markets that WIC may invest in. The list is provided only as an indication of markets traded since WIC may remove and add to the list from time to time.

Grains	Interest Rates	Currencies	Food & Fiber
Corn Soybeans	US 30 year Treasury Bond US Treasury Note 10 yr.	Eurocurrency Mexican Peso	Coffee Cotton
Meats Live Cattle Lean Hogs	3 Month Eurodollar 3 Month Euribor	Swiss Franc South African Rand Brazilian Real	Sugar Stock Indices
Energies	BUND (Euro) Euroyen Japanese Gov't Bond	British Pound Norwegian Krone	S&P 500 DAX Index
Crude Oil Heating Oil Unleaded Gas Natural Gas	Metals Copper Gold Nickel Aluminum

Canadian Dollar

New Zealand Dollar

Japanese Yen

Australian Dollar

Swedish Krona

Australian Dollar / Japanese Yen Cross

Euro Currency / British Pound Cross

Euro Currency / Japanese Yen Cross

Euro Currency / Swiss Franc Cross

Nikkei 225 CAC 40 Stock Hang Seng Index NASDAQ 100 Index

Trading Policies

In its trading activities, the Partnership will adhere to the following policies. The General Partner will notify limited partners of any changes in these trading policies.

1.           The Partnership will not lend or borrow money, although the Partnership may utilize lines of credit for trading forward contracts. As of the date of this Memorandum no lines of credit have been established.

2.           The Partnership will not commingle its assets with those of other persons, except as permitted under the CEA and the rules and regulations promulgated thereunder.

3.           The Partnership will not trade bank forward contracts with or through any bank that, as of the end of its latest fiscal year, had an aggregate balance in its capital, surplus and related accounts of less than $100,000,000, as shown by its published financial statements for such year.

4.           The Partnership will not purchase, sell or trade securities, except securities approved by the CFTC for investment of customer funds and securities that represent interests in pools that trade instruments that the Partnership would be able to invest in directly. The Partnership may trade in futures contracts on securities and securities indices, options on such futures contracts, and other commodity options.

The Clearing Brokers and Introducing Broker

The Partnership will execute and clear trades in futures and commodity options through ADMIS and other unaffiliated clearing brokers selected by the General Partner. The General Partner may retain additional or substitute clearing brokers in the future.

ADMIS is a registered futures commission merchant and is a member of the NFA. Its main office is located at 141 W. Jackson Blvd., Suite 1600A, Chicago, IL 60604.

Bridgeton Global Investor Services, Inc. is the Partnership's introducing broker and will introduce the Partnership's account to the clearing brokers in exchange for receiving a portion of the brokerage commissions charged by the clearing brokers. ADMIS acts only as clearing broker for the Partnership and as such is paid commissions for executing and clearing trades on behalf of the Partnership. None of ADMIS nor Bridgeton will act in any supervisory capacity with respect to the General Partner or participate in the management of the General Partner or the Partnership.

The assets of the Partnership are deposited with ADMIS in trading accounts established by the Partnership for the Advisor and are used by the Partnership as margin to engage in trading. Such assets are held in either an interest-bearing bank account or in securities approved by the CFTC for investment of customer funds. The clearing brokers through clearing futures trades for its customers, including the Partnership, could expose the Partnership to credit risk. The clearing brokers attempt to mitigate this risk relating to futures contracts in regulated commodities by maintaining funds deposited by customers in separate bank accounts, which are designated as segregated customers' accounts. In addition, the clearing brokers have set aside funds deposited by customers relating to foreign futures and options in separate bank accounts, which are designated as customer secured accounts. Lastly, the clearing brokers are subject to the CFTC's Net Capital Rule, which requires the clearing brokers to maintain minimum net capital of at least 4% of the segregated customer funds as defined by the CEA and regulations promulgated thereunder.

The clearing brokers must comply with the settlement procedures established by the clearinghouse of each exchange where the clearing broker is a clearing member. The rules of exchange vary, but at a minimum the exchange guarantees performance on every contract to each of its clearing members. Thus, once a trade between two clearing members is matched by the exchange, the rights and obligations under the futures or options contract do not run between the original buyer and seller, but between the clearing member and the seller of the contract, and between the clearing member and the buyer. The clearinghouse sets a settlement price for settling all accounts between clearing members for each contract month. Unliquidated positions on outstanding contracts are marked to market at least once a day via midday and/or morning calls to determine any additional margin requirements. In general, a clearinghouse is backed by the membership and will act in the event of non-performance by one of its members or one of the member's customers, the intent of which is to significantly reduce credit risk. If a clearing broker is not a member of an exchange clearinghouse, it will comply with the settlement procedures established with the actual carrying brokers and will operate through them. Settlement of calls on such contracts may take an extra day on U.S. exchanges or two extra days on non-U.S. exchanges. Additional margin requirements are wire-transferred by the clearing brokers to the appropriate clearinghouse.  As of December 31,  2008, the Partnership had no material credit risk exposure to a counterparty that is a foreign commodities exchange.

Fees and Expenses

The General Partner

Management Fee

The Partnership pays the General Partner a quarterly management fee in an amount equal to 1% annually of the net asset value of the Partnership as of the first business day of each calendar quarter before deducting (i) accrued ordinary legal, accounting and auditing fees and (ii) any incentive allocations payable to the General Partner. The General Partner may pay a portion of its management fee or incentive allocation to finders (appropriately registered marketing and selling agents) the General Partner may engage from time to time. The General Partner may waive all or any portion of the management fee with respect to any Limited Partner.

Incentive Allocation

The General Partner will also receive as of the end of each quarter an incentive allocation of 20% of New Profits (as defined below), if any. If any incentive allocation is made to the General Partner, it will retain the amount allocated regardless of any subsequent decline in account value, but will not be eligible to receive subsequent incentive allocations until the Partnership has recouped its losses and earned New Profits. The General Partner will pay three-fourths of any incentive allocation it receives to WIC, and the General Partner may distribute a portion of its share of the incentive allocation to properly registered selling agents as compensation for their ongoing services to the Partnership. The General Partner may waive all or any portion of the incentive allocation with respect to any Limited Partner.

"New Profits" for the purpose of calculating the General Partner's incentive allocation only, is defined as the excess (if any) of (A) the net asset value of the Partnership as of the last day of any calendar quarter (before deduction of incentive allocations made or accrued for such quarter), over (B) the net asset value of the Partnership as of the last day of the most recent quarter for which an incentive allocation was paid or payable (after deduction of such incentive allocation). In computing New Profits, the difference between (A) and (B) above shall be (i) increased by the amount of any distributions or redemptions paid or accrued by the Partnership as of or subsequent to the date in (B) through the date in (A), (ii) adjusted (either decreased or increased, as the case may be) to reflect the amount of any additional allocations or negative reallocations of Partnership assets from the date in (B) to the last day of the quarter as of which the current incentive allocation calculation is made, and (iii) increased by the amount of any losses attributable to redemptions.

Brokerage Commission

The Partnership pays to the General Partner a flat-rate monthly brokerage commission of up to approximately 0.583% of the net asset value of the limited partnership interests of the Partnership as of the beginning of each month (a 7.00% annual rate) for the Investor Class. The General Partner will pay from this amount up to 3% to properly registered selling agents as compensation for their ongoing services to the Partnership. Institutional Class interests will pay the General Partner a monthly flat-rate brokerage commission of 0.333% of the net asset value of such interests as of the beginning of each month (a 4.00% annual rate). In addition to payments to properly registered selling agents, the General Partner will pay from the brokerage commission all floor brokerage, exchange, clearing and NFA fees with respect to the Partnership's trading, but the Partnership will pay all other execution costs, including give-up charges and service fees assessed by certain forward dealing desks. The General Partner will pay from its own funds any futures brokerage commission and fees (except for certain execution costs as noted above) incurred by the Partnership in excess of the flat monthly rate it receives from the Partnership. To the extent that the General Partner pays less than 3% to a selling agent with respect to any limited partnership interests sold by such selling agent, the brokerage commission charged with respect to those limited partnership interests will be reduced accordingly. To the extent different brokerage commissions are charged because of the varying payments to selling agents, a new series for the Class will be established. The flat-rate brokerage commission to the General Partner is calculated after reduction for any brokerage commissions due at the end of the immediately preceding month, any redemptions or distributions as of such immediately preceding month-end, and any accrued incentive allocations as of such immediately preceding month-end, and after including the interest credits for such immediately preceding month-end and any additions as of the beginning of the month for which the flat-rate brokerage commission is being calculated. The General Partner may pay a portion of the brokerage commission to finders the General Partner may engage from time to time.

                              Organizational and Initial Offering Costs

The General Partner paid the organizational and initial offering expenses of the Partnership which amounted to $23,910. These costs include legal and accounting fees, printing expenses, escrow charges, filing and registration costs. The Partnership will reimburse the General Partner for these expenses over a period of 36 months.

The Advisor

Management Fee

The Partnership will pay to WIC a quarterly management fee of 0.50% (2% per year) of the Trading Level (as defined below) for each month during such quarter.

The Partnership's "Trading Level" shall mean the Partnership's Net Asset allocated to WIC times the leverage to be employed by WIC from time to time upon the direction of the General Partner. Initially, this leverage ratio will be 1.2. The Partnership's "Net Assets" shall mean the total assets of the Partnership including all cash and cash equivalents (valued at cost), accrued interest and the market value of all open commodity positions and other assets maintained by the Partnership, less the market value of all liabilities and reserves of the Partnership, including accrued management and incentive allocations, determined in accordance with the principles specified in the Limited Partnership Agreement and, where no principle is specified, in accordance with generally accepted accounting principles. The market value of a commodity futures contract or option on a commodity futures contract shall mean the most recent available closing quotation on the exchange through which the particular commodity futures contract or option on a commodity futures contract is traded by the Partnership; the market value of a forward contract is determined by the dealer with which the Partnership has traded the contract. If, however, a contract cannot be liquidated on the day with respect to which the cumulative profits or losses on the account are being determined, because of the operation of daily limits or other rules of the commodity exchange upon which the contract is traded or otherwise, the settlement price on the first subsequent day on which the contract can be liquidated is the basis for determining the liquidating value of such contract for such day.

Commodity Brokers

The General Partner will pay from the flat brokerage commission the futures brokerage commissions (including NFA assessments and exchange fees) for the Partnership's trading. The General Partner believes that the brokerage rates to be paid will generally be competitive with those charged by other commodity brokers; however, other commodity brokerage firms might offer lower rates to other accounts.

Selling Agents

The General Partner shall pay selling agents from the flat-rate brokerage commission 3% of the net asset value of the limited partnership interests sold by such selling agent. Selling agents may also receive a portion of the commodity brokerage commission from the Partnership's commodity brokers.

Dealers

Dealers will not charge the Partnership commissions, but are compensated from the bid/offer spread that is quoted in dealing with the Partnership. A customary mark-up is included in the price of the forward or spot contact or the premium in the case of an option contact.

Others

The General Partner will pay expenses of the continuing offering (consisting primarily of printing fees), estimated to be approximately $10,000 per year. The Partnership will pay ordinary operating expenses actually incurred by the Partnership, including periodic legal, accounting, and auditing fees, and other administrative expenses and fees associated with the operation of the Partnership, which are estimated to be approximately $200,000 per year (excluding any extraordinary expenses).

Conflicts of Interest

                               Relationship of the General Partner to Commodity Brokers

Although the General Partner is not affiliated with a commodity broker, the General Partner may have a conflict of interest in selecting brokers because of continuing business dealings with certain brokers. For example, affiliates of certain brokers may serve as selling agents for the Partnership. The General Partner and its principal or their affiliates may have commodity accounts at the same brokerage firms as the Partnership, and, because of the amount traded through the brokerage firms, may pay lower commissions than the Partnership. The General Partner intends to review brokerage arrangements on a periodic basis to assure that the Partnership secures favorable execution of brokerage transactions and to assure that the commissions paid are reasonable in relation to the value of the brokerage and other services provided.

                              General Partner's Selection of Trading Advisors and Investment Programs

Under the terms of the Limited Partnership Agreement, the General Partner has the authority to engage independent commodity trading advisors or affiliated commodity trading advisors to make trading decisions for the Partnership. Accordingly, the General Partner may have a conflict of interest between choosing the trading programs that the General Partner believes will be most advantageous to the Partnership and seeing that WIC's trading programs are used on behalf of the Partnership and earning fees therefrom. The General Partner also may be less likely to terminate the use of WIC's trading programs. Furthermore, the General Partner may engage the services of WIC as a commodity trading advisor for other product offerings.

Because the General Partner is responsible for paying the futures brokerage commissions and fees of the Partnership from the flat monthly brokerage commission it receives from the Partnership (and will pay from its own funds to the extent such commissions and fees exceed the flat monthly brokerage commission), the General Partner may have a conflict of interest between choosing the investment programs that the General Partner believes will be most advantageous to the Partnership and the investment programs that will result in less brokerage commissions and fees to the Partnership.

                              Management of Other Accounts by the Advisor and the General Partner

The Advisor and its affiliates currently manage other accounts. As of March 31, 2008, WIC managed 15 accounts. In addition, the General Partner acts as general partner for another limited partnership, RFMC Willowbridge Fund, L.P., that trades Commodity Interests and may compete with the Partnership for positions, and the Advisor, the General Partner and their respective affiliates may act in the future as manager of additional accounts and as general partner for other such limited partnerships. Such accounts and partnerships may hold positions either similar or opposite to the positions taken by the Partnership, and the compensation received by the Advisor or the General Partner from such other accounts and partnerships may differ from the compensation they receive from the Partnership. Such differing compensation arrangements may provide an incentive for the General Partner or WIC to favor one account over another.

As the Advisor manages additional accounts, these accounts will increase the level of competition for the same trades made for the Partnership. Further, during the normal course of trading, orders for a client's account may be executed in competition with the orders for other client accounts managed by WIC. Depending on market liquidity and other factors, this possibility could result in client orders being executed at prices that are less favorable than would otherwise be the case. In addition, WIC may combine various strategies to trade proprietary and client accounts. As a result trading decisions generated by different trading strategies and investment programs may vary among accounts, resulting in different positions. Limited partners of the Partnership will not be permitted to inspect the trading records of the General Partner, WIC or their respective principals due to their confidential nature.

                              Trading by Affiliates of the General Partner for Their Own Accounts

The principal of the General Partner and his family and affiliates also may trade for their own accounts. Results of such trading will not be made available to Limited Partners because of the confidential nature of such records. In addition, the General Partner, its principal or their affiliates may serve as the general partner or sponsor for other investment vehicles engaged in the trading of instruments and contracts similar to those traded by the Partnership. Such vehicles may hold positions either similar or opposite to the positions taken by the Partnership, and the compensation received by the General Partner, its principal or their affiliates from such other vehicles may differ from the compensation received from the Partnership.

Trading by the Advisor and Affiliates of the Advisor for Their Own Accounts

Since WIC and its principals have traded, and may continue to trade Commodity Interests for their own accounts, it is possible that orders for their accounts may be entered in advance of or opposite to orders for client accounts pursuant to, for instance, a neutral order allocation system, a different trading strategy, or a different risk level of trading. However, any such proprietary trading is subject to the duty of WIC to exercise good faith and fairness in all matters affecting client accounts. Further, during the normal course of trading, orders for the client's account may be executed in competition with the orders for proprietary and other client accounts managed by WIC. Depending on market liquidity and other factors, this possibility could result in client orders being executed at prices that are less favorable than would otherwise be the case. In addition, WIC may combine various strategies to trade proprietary and client accounts. As a result trading decisions generated by different trading strategies and investment programs may vary among accounts, resulting in different positions. Limited partners of the Partnership will not be permitted to inspect the trading records of the General Partner, WIC or their respective principals due to their confidential nature.

                              Trading by Affiliates of Clearing Brokers for Their Own Accounts

It is possible that certain officers, directors and employees of the Partnership's clearing brokers and their families may from time to time trade commodity futures contracts and other Commodity Interests for their own accounts, including some of which may be managed by the Advisor. In the event such individuals do trade for their own accounts, investors will not be permitted to inspect such trading records. It is possible that such persons may take positions either similar or opposite to positions taken by the Partnership and that the Partnership and such persons may from time to time be competing for either similar or opposite positions in the commodity futures markets. In certain instances, the clearing brokers may have orders for trades from the Partnership and orders from its own employees. The clearing brokers might be deemed to have a conflict of interest between the sequence in which such orders will be transmitted to the trading floor. Depending on market liquidity and other factors, these conflicts could result in the Partnership's orders being executed at prices that are less favorable than would otherwise be the case.

                              Limitation of Liability and Indemnification of the General Partner

The exculpatory provisions of the Limited Partnership Agreement provide that the General Partner and its affiliates will not be liable to the Partnership or the limited partners unless the General Partner (or its affiliate) has (i) violated federal or state securities laws, (ii) engaged in conduct which amounts to intentional or criminal wrongdoing or gross negligence or willful misconduct, (iii) breached its fiduciary duty, or (iv) not acted in good faith in the reasonable belief that it was acting in, or not opposed to, the best interests of the Partnership. In no event shall the General Partner be liable to the Partnership or to any of the limited partners for punitive or consequential damages. A limited partner can only bring a claim against the General Partner and its assets, and not against any affiliate of the General Partner. In addition, the Partnership has agreed to indemnify the General Partner and its affiliates from and against any loss or expense (including legal fees and expenses actually and reasonably incurred in defense of any claims, including claims by limited partners) resulting from actions or omissions relating to the Partnership, provided that such actions or omissions were for a purpose reasonably believed to be in, or not opposed to, the best interests of the Partnership and were not (i) in violation of federal or state securities laws, (ii) a result of intentional or criminal wrongdoing or gross negligence or willful misconduct, or (iii) in violation of the General Partner's fiduciary obligations to the Partnership. Further, each limited partner waives any claim it may have at any time that arises out of the General Partner's engagement of an affiliate to provide services to the Partnership, and the Partnership agrees to indemnify the General Partner in connection with any claim against the General Partner relating to its engagement of affiliates to provide services to the Partnership. The foregoing rights to indemnification and payment of legal fees and expenses shall not be affected by the termination of the Partnership or the withdrawal, dissolution or insolvency of the General Partner. These exculpation and indemnification provisions may not be enforceable with respect to certain statutory liabilities, such as liabilities resulting from violations of federal securities laws.

                                         The responsibility of a general partner to limited partners is a rapidly developing and changing area of the law, and limited partners who have questions concerning the responsibilities of the General Partner should consult their counsel. Limited partners should be aware, however, of the broad authority given to the General Partner under the Limited Partnership Agreement, including the authority of the General Partner to enter into trading advisory agreements under the Limited Partnership Agreement, the absence of judicial decisions providing standards defining excessive trading and the exculpatory provisions in the Limited Partnership Agreement.

Risk Factors

Commodity Interest Trading is Speculative and Volatile

A principal risk in Commodity Interest trading is the rapid fluctuation in the market prices of Commodity Interest contracts. The profitability of the Partnership depends greatly on the General Partner and WIC correctly participating in sustained trends in market prices. If the General Partner or WIC do not correctly participate in such sustained trends (or if such trends do not occur), large losses could result. Price movements of Commodity Interest contracts are influenced by such factors as: changing supply and demand relationships; government trade, fiscal, monetary and exchange control programs and policies; national and international political and economic events; and speculative frenzy and the emotions of the market place.

Commodity Interest Trading Is Highly Leveraged

Commodity Interest contracts are typically traded on margin. This means that a small amount of capital can be used to invest in contracts of much greater total value. The resulting leverage means that a relatively small change in the market price of a Commodity Interest contract can produce a substantial profit or loss. Like other leveraged investments, any purchase or sale of a Commodity Interest contract may result in losses in excess of the amount invested in that contract. The Partnership may lose more than its initial margin deposit on a trade.

Commodity Interest Trading May Be Illiquid

It is not always possible to execute a buy or sell order at the desired price, or to close out an open position, due to market conditions. Daily price fluctuation limits are established by the exchanges and approved by the CFTC. When the market price of a Commodity Interest contract reaches its daily price fluctuation limit, no trades can be executed at prices outside such limit. The holder of a Commodity Interest contract (including the Partnership) may therefore be locked into an adverse price movement for several days or more and lose considerably more than the initial margin put up to establish the position. Another instance of difficult or impossible execution occurs in thinly traded or illiquid markets.

Counterparty Risk

If one of the Partnership's commodity brokers becomes bankrupt or insolvent, or otherwise defaults on its obligations to the Partnership, the Partnership may not receive all amounts owing to it in respect of its trading, despite the clearinghouse fully discharging all of its obligations. Furthermore, in the event of the bankruptcy of a commodity broker, the Partnership could be limited to recovering only a pro rata share of all available funds segregated on behalf of such commodity broker's combined customer accounts, even though certain property specifically traceable to the Partnership (for example,

Treasury bills deposited by the Partnership with the commodity broker as margin) was held by such commodity broker, or, in extraordinary circumstances, may not recover any funds. In addition, the Partnership may trade in markets in which performance is the responsibility only of the individual counterparty and not of an exchange or clearinghouse. In these cases, the Partnership is subject to the risk of the inability of, or refusal by, the counterparty to perform with respect to such contracts. In addition, there is the possibility that institutions, including banks and brokerage firms, with which the Partnership does business will encounter financial difficulties that may impair the operational capabilities or the capital position of the Partnership.

Trading of Forward Contracts

The Partnership may trade forward contracts on foreign currencies. Forward contracts are not traded on exchanges and the Partnership will not receive the regulatory protections of the exchanges or the CFTC in connection with such trading. As a result, the Partnership may incur substantial losses if the banks and dealers acting as principals on forward contracts with the Partnership are unable to perform. In addition, there are no limitations on daily price moves in forward contracts, and speculative position limits do not apply to forward contract trading. Further, there have been periods when participants in forward markets have refused to quote prices for forward contracts or have quoted prices with an unusually wide spread between the price at which they will buy and that at which they will sell. Finally, it is possible that the CFTC or certain other governmental agencies may in the future attempt to prevent the Partnership from trading in the forward markets.

Options Trading

The Partnership may trade options (both puts and calls) on commodity futures contracts on exchanges where the CFTC has authorized such trading. An option's value depends largely upon the likelihood of favorable price movements in the underlying futures contract in relation to the exercise (or strike) price during the life of the option. Therefore, many of the risks applicable to trading the underlying futures contract are also applicable to options trading. However, there are a number of other risks associated solely with the trading of options. For example, the purchaser of an option runs the risk of losing his entire investment (i.e., the premium paid). Similarly, the "uncovered writer" of an option risks loss due to an adverse price movement in the underlying futures position. Spread positions using options involve the same risks as the purchase and writing of options. In addition, in the event the Partnership were to write uncovered options as one part of a spread position and the options were exercised by the purchasing party, the Partnership would be required to purchase or deliver the underlying futures contract in accordance with the terms of the option. Finally, an options trader runs the risk of market illiquidity for offsetting positions for any particular option. WIC presently does not trade options in its Global Directional Portfolio.

Charges to Partnership

The limited partnership interests of the Partnership will be required to pay a fixed annual management fee (paid quarterly to the Advisor), and a fixed monthly brokerage commission, a fixed quarterly management fee and, under certain circumstances, a quarterly incentive allocation to the General Partner. The Partnership also is obligated to pay certain execution costs, as well as all legal, accounting, auditing and other administrative expenses and fees associated with the operation of the Partnership, regardless of whether the Partnership realizes any profits. The Partnership, therefore, will be required to make trading profits in the amount of such charges and fees, less interest earned, to avoid depletion or exhaustion of its assets by these charges and fees. There can be no assurance that the Partnership will achieve any profits.

Possible Effects of Speculative Position Limits

The CFTC and domestic exchanges have established speculative position limits ("position limits") on the maximum futures position which any person, or group of persons acting in concert, may hold or control in particular futures contracts or options on futures contracts traded on U.S. commodity exchanges. All futures and options on futures accounts owned or controlled by WIC and its affiliates are combined for position limit purposes. WIC may be required to reduce the size of the futures positions which would otherwise be taken for the Partnership in order to avoid exceeding such limits. Such modification of trades of the Partnership, if required, could adversely affect the operations and profitability of the Partnership. The General Partner will monitor the Partnership's compliance with position limits.

Trading on Exchanges Outside the United States

The Partnership may engage in trading on commodity exchanges outside the United States. Trading on foreign exchanges is not regulated by the CFTC and may be subject to regulations which offer different or diminished protection in comparison to domestic exchanges and may involve certain risks not applicable to trading on United States exchanges. For instance, some foreign exchanges are "principals' markets" in which performance is not guaranteed by a clearing house or an exchange but is the responsibility only of the individual member with whom the trader has entered into a contract. In such a case, the Partnership will be subject to the risk of the inability of, or the refusal by, the counterparty to perform with respect to such contracts. Further, United States regulatory authorities may be unable to compel the enforcement of the rules of regulatory authorities or markets in non-United States jurisdictions where transactions for the Partnership may be effected. Moreover, trading on foreign markets will subject the Partnership's assets to risk of fluctuations in relevant foreign exchange rates and the possibility of exchange controls. Some foreign futures exchanges require margin for open positions to be converted to the home currency of the contract. Additionally, some brokerage firms have imposed this requirement for all foreign futures markets traded, whether or not it is required by a particular exchange. Whenever margin is held in a foreign currency, the Partnership is exposed to potential gains and losses if exchange rates fluctuate. The effect of currency fluctuations on performance records might be significant. Because these risks are not normally experienced on domestic exchanges, trading on foreign exchanges may result in greater losses to the Partnership and the limited partners than may be experienced if the Partnership traded only on domestic exchanges.

Reliance on the General Partner

Limited partners will be relying entirely on the ability of the General Partner to select and monitor the trading strategy for the Partnership. The selection by the General Partner of the current trading strategy involved numerous considerations. The General Partner evaluated the performance record and other aspects of other trading strategies and investment programs (including the volatility of trading, commodities traded, amount of management and incentive fees normally received, personnel, amount of brokerage commissions generated, and amount of funds under management) and made certain subjective judgments in selecting the current trading strategy on behalf of the Partnership. Although the General Partner has carefully weighed the noted factors in making its current selection, other factors not considered by the General Partner also may be important. In the future, the General Partner may choose to stop using the current trading strategy or to select additional trading strategies and investment programs for the Partnership, and the General Partner will have to consider similar factors at that time.

Conflicts of Interest

There may exist conflicts of interest between the General Partner and WIC, on the one hand, and the Partnership, on the other hand. For example, the General Partner may have a conflict of interest between choosing the trading programs or commodity brokers the General Partner believes will be most advantageous to the Partnership and maintaining the General Partner's relationship with WIC or a commodity broker. If the General Partner decides to retain WIC or a commodity broker when it does not believe it is most advantageous to the Partnership, the Partnership's performance may be adversely affected.  In addition, WIC manages accounts other than the Partnership and the General Partner operates a commodity fund other than Partnership, and may operate more in the future. WIC and the General Partner may have reason to favor these other accounts or funds over the Partnership and the performance of the Partnership may be adversely affected as a result of such favoring of other accounts. These conflicts and others are discussed in greater detail in "Conflicts of Interest" on pages 12 to 15.

Reliance on the Advisor

The Partnership relies on a single advisor in making trading decisions. There can be no assurance that the Advisor's trading decisions will not result in losses to the Partnership and the limited partners. In addition, an investment in the Partnership may be riskier than other investments because there is a single advisor.

New Trading Strategies and Investment Programs

In the future, the General Partner may designate additional or replacement trading strategies and investment programs to manage the assets of the Partnership. Upon selecting a new trading strategy or investment program, the General Partner may reallocate the Partnership's assets among the then current trading strategies and investment programs and the new trading strategy or investment program in such amounts as the General Partner may determine in its sole discretion. Any additional or replacement trading strategy or investment program may be selected without prior notice to or approval of the limited partners who will not have the opportunity to review the performance records of the newly designated trading strategy or investment program. However, the limited partners will be informed of the selection of a new trading strategy or investment program after such trading strategy or investment program has been chosen. No assurance can be given that such trading strategy or investment program will be successful under all or any market conditions or that such trading strategy or investment program will not result in diminished profits or greater losses to the Partnership and the limited partners.

Experience of the General Partner; Reliance on Key Individuals

The General Partner has operated only one other commodity pool, however, that pool has been operating continuously since April 1991. The trading strategy which will be utilized to direct trading for the Partnership has been utilized to direct futures trading for other investors since June 2004 (however, WIC has been managing customer accounts using other strategies since 1989). WIC, to a great extent, relies on certain key individuals, Patrick Welton and Brent Hankins,  in the administration of its trading strategies. If any of these individuals were to become unavailable, there might be no other person who could carry out their respective functions.

The Partnership has a Limited Performance History. You Must Not Rely on the Past Performance of Either WIC or the General Partner in Deciding Whether to Buy an Interest.

The future performance of the Partnership is entirely unpredictable, and the past performance of WIC and of the other commodity pool operated by the General Partner is not necessarily indicative of their future results.

Termination of the Arrangements with the Advisor, the Advisor's Licensor and Commodity Brokers

In the event of the termination of the Advisory Agreement or of any arrangements with the Partnership's commodity brokers, the General Partner must renegotiate or make such other arrangements for trading advisors, trading systems or brokerage services, as the case may be. No assurance is given that the services of the Advisor or the services of the commodity brokers will be available after the termination of any such agreements. In case of the termination of any agreements with the Advisor or the Partnership's commodity brokers, there is a possibility that the Partnership's assets would not be able to be traded as effectively, thereby increasing the possibility of losses being incurred by Partnership and the limited partners.

Limited Ability To Liquidate or Withdraw Investment in Limited Partnership Units

There currently is no established public trading market for the limited partnership interests and the Partnership has no plans to register any of the limited partnership interests for resale. In addition, the Limited Partnership Agreement contains certain restrictions on the transfer of limited partnership interests. As of the last day of any month, a limited partner may redeem all of its limited partnership interests on 10 days' prior written notice to the General Partner for an amount equal to the balance of such limited partner's book capital account as of the last day of any month, which amount could be less than a limited partner's initial investment. This limited ability to redeem limited partnership interests on a monthly rather than daily basis could prevent investors from withdrawing capital committed to the Partnership on a timely basis in order to take advantage of other, more favorable, investment opportunities.

Limited Partners Will Not Participate in Management

Limited partners are not entitled to participate in the management of the Partnership or in the conduct of its business. Any such participation could subject a limited partner to unlimited liability as a general partner. As a result, limited partners will not have a say as to the trading advisors, trading programs, commodity brokers or other business decisions selected for the Partnership by the General Partner.  If the General Partner makes mistakes in the decisions it makes for  the Partnership, the performance of the Partnership and interests in the Partnership may be adversely affected.

Possibility of Taxation as a Corporation

The General Partner has been advised by its counsel that under current federal income tax laws and regulations the Partnership will be classified as a partnership and not as an association taxable as a corporation, and that under current federal income tax laws the Partnership will not be taxed as a corporation under the provisions applicable to a so-called "publicly traded partnership." This status has not been confirmed by a ruling from, and such opinion is not binding upon, the Internal Revenue Service. No such ruling has been or will be requested. If the Partnership were taxed as a corporation for federal income tax purposes, income or loss of the Partnership would be not passed through to the limited partners, and the Partnership would be subject to tax on its income at the rates of tax applicable to corporations without any deductions for distributions to the limited partners. In addition, all or a portion of distributions made to limited partners could be taxable to the limited partners as dividends.

Automatic Termination

The limited partnership interests are designed for investors who desire longer term investments. The Partnership will terminate automatically if there is a decline of greater than 50% in the net assets of the Partnership as of the end of any month from the net assets of the Partnership as of the beginning of the previous fiscal year of the Partnership. However, no assurance can be given to an investor as to the amount, if any, it will receive on such termination because the impossibility of executing trades under favorable conditions, as well as the expenses of liquidation, may completely deplete the Partnership's assets.

Absence of Certain Statutory Registrations

Neither the General Partner nor the Partnership has registered as a securities investment company, or "mutual fund," which is subject to extensive regulation by the Securities and Exchange Commission under the Investment Company Act of 1940. The Partnership is, however, a "commodity pool" subject to regulation as such by the CFTC under the CEA. The General Partner and WIC each are registered with the CFTC as a CPO and a CTA and both are members of the NFA.

In addition, the General Partner is registered as an introducing broker with the CFTC and is a member of NFA in such capacity.

Exchanges of Futures for Physicals

The Partnership may engage in exchanges of futures for physicals. An exchange of futures for physicals is a transaction permitted under the rules of many futures exchanges in which two parties holding futures positions may close out their positions without making an open, competitive trade on the exchange. Generally, the holder of a short futures position buys the physical commodity, while the holder of a long futures position sells the physical commodity. The prices at which such transactions are executed are negotiated between the parties. If the Partnership were prevented from such trading as a result of regulatory changes, the performance of the Partnership could be adversely affected, resulting in losses to Partnership and the limited partners.

Item 2. Financial Information

Selected Financial Data

Set forth below is certain selected historical financial data for the Partnership as of December 31, 2007. The selected historical financial data as of December 31, 2007 were derived from the financial statements of the Partnership. The information set forth below should be read in conjunction with the Financial Statements and notes thereto contained elsewhere in this Registration Statement.

For the Period August 1, 2007 (commencement of operations) to December 31, 2007
Operations Data:

Income:
Interest Income	$ 77,701
Expenses :

Brokerage Commissions	135,812

Management Fees	68,038

Administrative Expenses (comprised of Professional fees, accounting and administrative fees and other expenses)	130,382

Net Realized Gains on Closed Positions	202,201

Change in Net in Unrealized Gains on Open Positions	281,684

Incentive Allocation, net of waiver	40,669

Net Income after General Partner incentive allocation	$186,585

Net Income after General Partner incentive allocation Per Unit:

Investor Class	$7.29

Institutional Class – Series 1	$27.04

Institutional Class – Series 2	$19.47

Institutional Class – General Partner – Series 3	$91.02

Financial Condition Data:	As of December 21, 2007

Limited Partners' Capital (Investor Class)	$4,339,665

Limited Partners' Capital (Institutional Class, Series 1)	1,638,843

Limited Partners' Capital (Institutional Class, Series 2)	43,279

General Partner's Capital (Institutional Class, Series 3)	617,805

Partners' Capital (Net Asset Value)	$6,639,592

Total Assets	$7,183,968

Net Asset Value per Unit (Investor Class)	$1,007.29
Investor Class Units Outstanding	4,308

Net Asset Value per Unit (Inst. Class, Series 1)	$1,027.04
Inst. Class, Series 1 Units Outstanding	1,596

Net Asset Value per Unit (Inst. Class, Series 2)	$1,019.47
Inst. Class, Series 1 Units Outstanding	42

Net Asset Value per Unit (Inst. Class, GP, Series 3)	$1,091.02
Inst. Class, GP, Series 3 Units Outstanding	566

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

The Partnership was formed on March 19, 2007 under the laws of the State of Delaware. The Partnership commenced trading operations as of August 1, 2007 with partners' capital of $4,071,453. The success of the Partnership is dependent upon the ability of its advisor to generate trading profits through the speculative trading of Commodity Interests sufficient to produce capital payments after payment of all fees and expenses. The Partnership's future operating results will depend in large part upon the Commodity Interest markets in general, the performance of the Advisor, changes in interests rates and the amount of subscriptions and redemptions. Because of the nature of these factors and their interaction, past performance is not indicative of future results and it is impossible to predict future operating results, financial position and cash flows of the Partnership.

The Partnership incurs substantial charges from the payment of brokerage commissions to the General Partner, payment of management fees to the General Partner and the Advisor, payment of incentive allocation to the General Partner in certain circumstance and administrative expenses.

The Partnership is required to make substantial trading profits to avoid depleting and exhausting its assets from the payment of such fees and expenses. Assuming an interest income of 3.0%, the Investor Class would need to generate trading income of 7.72% over a year to break even and the Institutional Class would need to generate trading income of 4.72% over a year to break even. The markets in which the Commodity Interests trade are constantly changing in character and in degree of volatility. The General Partner continues to evaluate and analyze from both quantitative and qualitative perspectives the ability of the Advisor to trade effectively on the Partnership's behalf in the context of the current market environment. The General Partner seeks to limit market and credit risks by monitoring daily income and margin levels. The General Partner also relies upon the risk management strategies inherent in the Advisor's trading program. In the future, the General Partner may utilize additional strategies or appoint additional advisors to trade on behalf of the Partnership.

Currently the assets of the Partnership are allocated for trading in Commodity Interests entirely to the Global Directional Portfolio, a proprietary quantitative trading strategy developed and operated by WIC.

Limited partnership interests pay to the General Partner a flat-rate monthly brokerage commission of approximately 0.583% of the net asset value of the Partnership as of the beginning of each month (a 7.0% annual rate). The General Partner will pay up to 3.0 percent from this amount to properly registered selling agents as their compensation, and to the extent the amount is less than 3% the brokerage fee with respect to such limited partnership interests will be reduced accordingly. The General Partner pays from this amount all floor brokerage, exchange, clearing and NFA fees with respect to the Partnership's trading, but the Partnership will pay all other execution costs, including give-up charges and service fees assessed by certain forward dealing desks. The flat-rate monthly commission is common among programs such as the Partnership. As of December 31, 2007, ADMIS is the clearing broker for the Partnership.

Result of Operations

For the period from August 1, 2007 (commencement of operations) to December 31, 2007, the Partnership had total net trading profits of $483,785 comprised of $202,101 in net realized gains on closed positions, and $281,684 in change in net unrealized gains on open positions.

In August 2007, the Partnership was unprofitable and had a loss of 10.99%. The Partnership had losses in US stock indices, the Japanese Yen, the New Zealand Dollar, crude oil and the Euro; the Partnership earned profits in Japanese and US fixed income and natural gas. In September 2007, the Partnership was profitable and had a gain of 11.09%. The Partnership had gains in the Euro, Asian stock indices, gold, crude oil and soybeans; the Partnership has losses in European fixed income, the British Pound, natural gas and corn. In October 2007, the Partnership was profitable and had a gain of 9.11%. The Partnership had gains in crude oil, the Australian Dollar, gasoline, US stock indices and heating oil; the Partnership had losses in US and European fixed income and natural gas. In November 2007, the Partnership was unprofitable and had a loss of 3.23%. The Partnership had losses in the Australian Dollar, the Japanese Yen, US stock indices, and European fixed income; the Partnership had gains in US fixed income.  In December 2007, the Partnership was unprofitable and had a loss of 2.02%. The Partnership had losses in US fixed income, the Japanese Yen, the British Pound, the New Zealand Dollar and Asian stock indices. The Partnership had gains in crude oil, soybeans, gasoline and gold.

For the period ended December 31, 2007, the Partnership had expenses comprised of $135,812 in brokerage commissions (including clearing and exchange fees), $68,038 in management fees, and $130,382 in administrative expenses.   Brokerage commissions and management fees vary primarily as a result of change in assets under management, which are affected by net income, and capital additions and redemptions. Administrative expenses consists primary of professional fees and other expenses.

As a result of the above, the Partnership recorded net income after General Partner incentive allocation of $186,585 for the period ended December 31, 2007.

Liquidity

There currently is no established public trading market for the limited partnership interests and the Partnership has no plans to register any of the limited partnership interests for resale. In addition, the Limited Partnership Agreement contains certain restrictions on the transfer of limited partnership interests. As of the last day of any month, a limited partner may redeem all of its limited partnership interests on 10 days' prior written notice to the General Partner for an amount equal to the balance of such limited partner's book capital account as of the last day of any month.

In general, the Advisor will trade only those Commodity Interests that have sufficient liquidity to enable it to enter and close out positions without causing major price movements. Notwithstanding the foregoing, most United States commodity exchanges limit the amount by which certain commodities may move during a single day by regulations referred to as "daily price fluctuation limits" or "daily limits." Pursuant to such regulations, no trading may be executed on any given day at prices beyond daily limits. The price of a futures contract occasionally has moved the daily limit for several consecutive days, with little or no trading, thereby effectively preventing a party from liquidating his position. While the occurrence of such an event may reduce or eliminate the liquidity of a particular market, it will not eliminate losses and may in fact substantially increase losses because of its inability to liquidate unfavorable positions. In addition, if there is little or no trading in a particular futures or forward contract that the Partnership is trading, whether such illiquidity is caused by any of the above reason or otherwise, the Partnership may be unable to liquidate its position prior to its expiration date, thereby requiring the Partnership to make or take delivery of the underlying interests of the commodity investment.

Capital Resources

The Partnership's capital resources are dependent upon three factors: (1) the trading profit or loss generated by its advisor (including interest income); (2) the money invested or redeemed by the Limited Partners; and (3) capital invested or redeemed by the General Partner. The General Partner has agreed to maintain at least $1,000 in its General Partner capital account, but may invest more than that amount. All capital contributions by the General Partner to the General Partner capital account balance are evidenced by units of general partnership interest, each of which shall have an initial value equal to the net asset value per unit at the time of such contribution. The General Partner in its sole discretion, may withdraw any excess above its required capital contribution of $1,000 without notice to the Limited Partners. The General Partner, in its sole discretion, may also contribute any greater amount to the Partnership, for which it shall receive additional units of general partnership interest at the then-current net asset value.

Contractual Obligations and Commercial Commitments

In the ordinary course of business, the Partnership enters into contracts with third parties, pursuant to which the third parties provide services to or on behalf of the Partnership. Purchase obligations represent executory contracts, which are either non-cancelable or cancelable with a penalty. At December 31, 2007, the Partnership's purchase obligations and commitments primarily reflect management agreements.

(Dollar amounts)	2007 and thereafter (1)

Management Fees (General Partner) (2)	$46,000
Brokerage Commissions (2)	$414,600
Management Fees (Advisor) (2)	$159,600

Total Commitments	$620,200

(1) Pursuant to the Limited Partnership Agreement of the Partnership, the Partnership shall end upon withdrawal, insolvency or dissolution of the General Partner or a decline of greater than fifty percent of the net assets of the Partnership as defined in the Agreement, or the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued. The amounts represent per year commitments for 2007 and thereafter.

(2) Estimated fees based on net assets of the Partnership as of December 31, 2007. Investor Class partnership interests pay an annual brokerage commission of 7.0% of net asset value.  Institutional Class limited partnership interests pay an annual brokerage commission of 4.0% of net asset value.

Summary of Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the Partnership's financial statements. The critical accounting estimates and related judgements underlying the Partnership's financial statements are summarized below. In applying these policies, management makes judgments that frequently require estimates about matters that are inherently uncertain. The Partnership's significant accounting policies are described in detail in Note 2 of the Notes to Financial Statements. The Partnership records all investments at fair value in its financial statements, with changes in fair value reported as a component of Trading Profits (Losses) in the Statement of Income and General Partner Incentive Allocation. Generally, fair values are based on quoted market prices; however, in certain circumstances, significant judgments and estimates are involved in determining fair value in the absence of an active market closing price.

Quantitative and Qualitative Disclosures About Market Risk.

The Partnership is a commodity pool engaged in the speculative trading of commodity futures contracts (including agricultural and non-agricultural commodities, currencies and financial instruments), options on commodities or commodity futures contracts, and forward contracts. The risk of market sensitive instruments is integral to the Partnership's primary business activities.

The futures interests traded by the Partnership involve varying degrees of related market risk. Such market risk is often dependent upon changes in the level or volatility of interest rates, exchange rates, and/or market values of financial instruments and commodities. Fluctuations in related market risk based upon the aforementioned factors result in frequent changes in the fair value of the Partnership's open positions, and, consequently, in its earnings and cash flow. The Partnership accounts for open positions on the basis of mark-to-market accounting principles. As such, any gain or loss in the fair value of the Partnership's open positions is directly reflected in the Partnership's earnings, whether realized or unrealized.

The Partnership's total market risk is influenced by a wide variety of factors including the diversification effects among the Partnership's existing open positions, the volatility present within the markets and the liquidity of the markets. At varying times, each of these factors may act to exacerbate or mute the market risk associated with the Partnership. It is anticipated that the following will be the primary trading risk exposures of the Partnership for the year 2008, by market sector:

Interest Rate: Interest rate risk is a significant market exposure of the Partnership. Interest rate movements in one country as well as relative interest rate movements between countries materially impact the Partnership's profitability. The Partnership's primary interest rate exposure is to interest rate fluctuations in the United States and the other G-7 countries. The General Partner anticipates that G-7 interest rates will remain the primary market exposure of the Partnership for the foreseeable future.

Currency: The Partnership's currency exposure is to exchange rate fluctuations, primarily in the following countries: Germany, England, Japan, France, Switzerland, Australia, Canada and United States. These fluctuations are influenced by interest rate changes as well as political and general economic conditions. The General Partner does not anticipate that the risk profile of the Partnership's currency sector will change significantly in the future.

Commodity: The Partnership's primary metals market exposure is to fluctuations in the price of gold, silver and copper. The Partnership also has commodity exposures in the price of soft commodities, which are often directly affected by severe or unexpected weather conditions. The General Partner anticipates that the Advisor will maintain an emphasis in the commodities described above. Additionally, the Partnership had exposure to energies (gas, oil) as of December 31, 2007, and it is anticipated that positions in this sector will continue to be evaluated on an ongoing basis.

The Partnership measures its market risk, related to its holdings of commodity interests based on changes in interest rates, foreign currency rates, and commodity prices utilizing a sensitivity analysis. The sensitivity analysis estimates the potential change in fair values, cash flows and earnings based on a hypothetical 10% change (increase and decrease) in interest, currency and commodity prices. The Partnership used December 31, 2007 market rates and prices on its instruments to perform the sensitivity analysis. The sensitivity analysis has been prepared separately for each of the Partnership's market risk exposures (interest rate, currency rate, and commodity price) instruments.

The estimates are based on the market risk sensitive portfolios described in the preceding paragraph above. The potential loss in earnings is based on an immediate change in:

•	The prices of the Partnership's interest rate positions resulting from a 10% change in interest rates.
•	The U.S. dollar equivalent balances of the Partnership's currency exposures due to a 10% shift in currency exchange rates.
•	The market value of the Partnership's commodity instruments due to a 10% change in the price of the instruments.

The Partnership has determined that the impact of a 10% change in market rates and prices on its fair values, cash flows and earnings would not be material. The Partnership has elected to disclose the potential loss to earnings of its commodity price, interest rate and currency exchange rate sensitivity positions as of December 31, 2007.

The potential loss in earnings for each market risk exposure as of December 31, 2007 was:

Currency exchange rate risk	$113,150

Commodity price risk	$58,852

Interest rate risk	$54,648

 Item 3.      Properties

The Partnership does not own or lease any physical properties. The Partnership's office is located within the office of the General Partner, at 4 Benedek Road, Princeton, New Jersey 08540.

Item 4.       Security Ownership of Certain Beneficial Owners and Management

As of December 31, 2007, approximately 6,512.6442 Partnership Units were held by 69 Limited Partners and the General Partner. The following table sets forth certain information as of December 31, 2007 with respect to each person known to the Partnership to beneficially own more than 5% of the outstanding Partnership Capital.

Name and Address	Amount of	Percent of Total
of Beneficial Owner	Partnership Capital	Partnership Capital

Ruvane Fund Management Corporation 4 Benedek Road Princeton, NJ 08540	$617,805	9.3049%

Hartz Capital Investments, LLC 400 Plaza Drive Secaucus, NJ 07094	$528,588 of Institutional Class, Series 1, limited partnership units	7.7941%

The Partnership has no directors or officers. The General Partner manages and conducts the business of the Partnership. As of December 31, 2007, the General Partner owned $617,805 of general partner interests in the Partnership, or 566.2617 Partnership Units, representing approximately 9.3049% of the total outstanding Partnership Units. The General Partner is owned entirely by Robert L. Lerner and trusts for the benefit of him and his family.

Item 5. Directors and Executive Officers

The Partnership has no directors or officers. The General Partner manages and conducts the business of the Partnership. The General Partner was incorporated as a Delaware corporation incorporated in January 1990, is and has been registered with the CFTC as a CPO since August 8, 1995; as a CTA since January 12, 1990, and as an introducing broker since May 8, 1995. The General Partner is a member of the NFA.

The principal of the General Partner is Robert L. Lerner. Mr. Lerner is 51 years old. Mr. Lerner and a family trust of Mr. Lerner's are the sole shareholders of the General Partner. Mr. Lerner has been the director and president of the General Partner since he formed the General Partner on January 4, 1990. Mr. Lerner had been a sole proprietor providing consulting and marketing services to CTAs from January 1992 to January 1996, at which time he transferred his operations to the General Partner. From January 2003 until October 2005, Mr. Lerner was the president of WoodAllen Capital Management, LLC, an investment management and advisory firm. Mr. Lerner is a shareholder and also a member of the Investment Committee of Partners Capital Investment Group, L.L.C., a registered investment adviser he co-founded in December 2001 (and was president of from December 2001 to February 2004) that acts as an outsourced investment office serving high net worth families, foundations and endowments. From May 1988 until January 1992, Mr. Lerner was senior vice president and director of Mount Lucas Management Corporation, an investment advisory firm he co-founded which specializes in futures investment programs for institutional investors. From July 1985 to May 1988, Mr. Lerner was employed by Commodities Corporation (U.S.A.) N.V., a leading CTA now owned by Goldman Sachs Asset Management. Mr. Lerner also has practiced commodities and securities law. Mr. Lerner has a J.D. degree from Boston University Law School and a B.A. degree from Cornell University. Mr. Lerner has been individually registered with the CFTC as a CPO and a CTA since October 1984.

The General Partner has selected Welton Investment Corporation as the Partnership's trading advisor. The principals and certain officers of the Advisor are as follows:

Patrick Welton, Chief Executive Officer, Chairman, Co-Founder, Age 47. Dr. Welton oversees WIC's trading and research efforts, and is the senior management reviewer of all risk management reporting. Dr. Welton is also principal and president of Welton Global Funds Management Corporation. He has been active in futures, options, and equities market research since 1981 and was a member of NFA's Board of Director from 1997-2000. Dr. Welton has spoken at conferences, authored articles, participated in panel presentations and served on committees for the Managed Funds Association ("MFA") and the NFA. He is also an investment committee member of a California pension plan and an endowment. Dr. Welton holds undergraduate, doctoral and postdoctoral degrees from the University of Wisconsin, UCLA and Stanford University, respectively.  He has been with Welton and has been Chief Executive Officer and Chairman for 19 years.

Annette Welton, Chief Operating Officer, Chief Financial Officer, Co-Founder, Age 46. Mrs. Welton is also principal and secretary of Welton Global Funds Management Corporation. Mrs. Welton oversees all corporate finance and operations for WIC. She leads WIC's Executive Team in addition to developing strategic corporate planning policy. Mrs. Welton served in the MFA's Public Relations and Trading and Markets Committees, as well as on the NFA's Nominating Committee. She holds a BS from UCLA.  She has been with Welton and has been Chief Operating Officer and Chief Financial Officer for 19 years.

Jerry Harris, CAIA, Director of Business Development, Age 57. Mr. Harris leads WIC's business development efforts, drawing on 20 years of senior-level experience with various global alternative investment firms. He has been member of AIMA, MFA, Center for International Securities and Derivatives Management (CISDM) and the Family Office Exchange. Mr. Harris holds an MS from USC and a BS from the University of Virginia. He also holds the Chartered Alternative Investment Analyst (CAIA) designation. He has been with WIC and has been Director of Business Development for 16 years.

Brent Hankins, CAIA, Senior Portfolio Manager & Chief of Trading Operations, Age 37. Mr. Hankin's primary responsibilities include portfolio management, research and development of trading strategies and oversight of the WIC's trading operations. He began his career as a Trading Associate with WIC in 1993. Mr. Hankins holds a BS in Agricultural Business from California Polytechnic University at San Luis Obispo. He has been with WIC and has been Senior Portfolio Manager for 16 years.

David Nowlin, Chief Compliance Officer, Middle Office Risk Oversight, Age 47. Mr. Nowlin oversees all aspects of WIC's corporate and regulatory compliance along with the administrative operations. Previously, he worked as an Associate with the firms formerly known as Price Waterhouse and Dean Witter Reynolds. Mr. Nowlin earned an MBA from Santa Clara University and a BA from Westmont College. He has been with WIC and has been Chief Compliance Officer for 15 years.

Item 6. Executive Compensation

The Partnership has no directors or executive officers. The General Partner manages and conducts the business of the Partnership. The General Partner receives management and other fees from the Partnership. See "Business -- Fees and Expenses."

Item 7. Certain Relationships and Related Transactions

The General Partner manages and conducts the business of the Partnership. To compensate the General Partner for its management of the Partnership, its monitoring of the Advisor's portfolio and its assumption of the financial burden of operating the Partnership, the General Partner receives management and other fees and an incentive allocation from the Partnership. See "Business - Fees and Expenses."

Item 8. Legal Proceedings

There are no pending legal proceedings to which the Partnership or the General Partner is a party or to which any of their assets are subject.

Item 9.      Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

There currently is no established public trading market for the limited partnership interests. As of December 31, 2007, approximately 6,512.6442 Partnership Units were held by 69 Limited Partners and the General Partner.

                                         Following the effectiveness of this Registration Statement, all of the limited partnership interests will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold unless registered under the Securities Act or sold in accordance with an exemption therefrom, such as Rule 144. The Partnership has no plans to register any of the limited partnership interests for resale. In addition, the Limited Partnership Agreement contains certain restrictions on the transfer of limited partnership interests. See "Description of the Registrant's Securities to be Registered."

Pursuant to the Limited Partnership Agreement, the General Partner has the sole discretion to determine whether distributions (other than on redemption of limited partnership interests), if any, will be made to partners. The Partnership has never paid any distributions and does not anticipate paying any distributions to partners in the foreseeable future.

Item 10.      Recent Sales of Unregistered Securities

From August 1, 2007 through December 31, 2007, a total of 6,669.6529 partnership units were sold for the aggregate subscription amount of $6,575,542. Details of the sale of these Partnership Units are as follows:

Date of Sale	Aggregate Amount of Subscriptions
August 2007	$4,071,453
September 2007	$907,571
October 2007	$726,033
November 2007	$385,573
December 2007	$484,912

All of the sales of Partnership Units were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 11.      Description of the Registrant's Securities to be Registered

The following description of the limited partnership interests is subject to the detailed provisions of the Limited Partnership Agreement, a copy of which has been filed as an exhibit to this registration statement.

Nature of the Partnership Interests

The securities to be registered under this registration statement are limited partnership interests. The rights of the limited partners are governed by the Delaware Revised Uniform Limited Partnership Act (the "Act") and the Limited Partnership Agreement. The aggregate amount of partnership units that may be issued under the Limited Partnership Agreement is $100,000,000. Limited partners shall not be liable for the obligations of the Partnership, except as provided under the Act. Under the Act, a limited partner will be liable for the obligations of the Partnership if the limited partner participates in the control of the business. No limited partner shall have any right to demand the return of his capital contributions or any profits added thereto, except upon the termination and dissolution of the Partnership or upon the redemption thereof in accordance with the Limited Partnership Agreement. In no event shall a limited partner be entitled to demand or receive property other than cash.

Management of Partnership

The General Partner, to the exclusion of all limited partners, shall conduct and manage the business of the Partnership. Limited partners who participate in the management of the Partnership may lose their limited liability for obligations of the Partnership.

Term of Partnership

The term of the Partnership shall end upon the first to occur of the following: (1) withdrawal, insolvency or dissolution of the General Partner; (2) a decline of greater than 50% in the net assets of the Partnership as of the end of any month after the commencement of trading, from the net assets of the Partnership as of the beginning of each fiscal year (with appropriate adjustments for additions or redemptions as consistently computed by the General Partner); or (3) the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued.

Redemptions

Upon ten days' written notice, a limited partner may require the Partnership to redeem all or part of his interest in the Partnership effective as of the close of business on the last day of any calendar month at the net asset value thereof on such date. Notwithstanding the above, the General Partner may in its sole discretion and on ten days' prior notice cause the redemption of a limited partner's interest in the Partnership.

Withdrawal of Partners

The Partnership shall terminate and be dissolved upon the withdrawal, insolvency or dissolution of the General Partner. The General Partner shall not withdraw from the Partnership without giving the limited partners 45 days' prior written notice. The death, incompetency, withdrawal, insolvency or dissolution of a limited partner shall not terminate or dissolve the Partnership, and such limited partner, his estate, custodian or legal representative shall have no right to withdraw or value such limited partner's interest in the Partnership, except upon redemption thereof in accordance with the Limited Partnership Agreement.

Distributions

The General Partner has the sole discretion in determining whether distributions (other than on redemption of limited partnership interests), if any, will be made to partners. All distributions shall be pro rata in accordance with the respective book capital accounts of the partners.

Additional Partners and Transfers of Units

The General Partner may, in its discretion, offer and sell additional limited partnership interests. The General Partner may also consent to and admit any assignee of limited partnership interests as a substituted limited partner. Any transfer, assignment, pledge or encumbrance of the limited partnership interests shall be effective as of the end of the month in which it is made;  however, no transfer, assignment, pledge or encumbrance of any limited partnership interest shall be effective unless the General Partner has received at least 20 days' prior written notice thereof.

Amendments

Amendments to the Limited Partnership Agreement may be proposed by the General Partner or by limited partners owning not less than 10% of the then outstanding limited partnership interests (not including any limited partnership interests held by the General Partner). The approval of a majority of the then outstanding limited partnership interests (not including any limited partnership interests held by the General Partner) shall be required to pass an amendment. In addition, the Limited Partnership Agreement may be amended by the General Partner upon 30 days' prior notice to each limited partner in certain limited circumstances.

Item 12. Indemnification of Directors and Officers

The Partnership has no officers or directors and is managed by its General Partner, Ruvane Fund Management Corporation. The Limited Partnership Agreement provides that the General Partner and its affiliates will be indemnified and held harmless from and against any loss, liability, damage, cost or expense (including legal fees and expenses incurred in defense of any demands, claims or lawsuits) actually and reasonably incurred arising from actions or omissions concerning the business or activities undertaken by or on behalf of the Partnership from any source including, without limitation, any demands, claims or lawsuits initiated by a limited partner, if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding, or claim is based were for a purpose reasonably believed to be in, or not opposed to, the best interests of the Partnership and were not (i) in violation of federal or state securities laws, (ii) performed or omitted as a result of intentional or criminal wrongdoing or gross negligence or willful misconduct or (iii) in violation of the General Partner's fiduciary obligations to the Partnership. Rights to indemnification and payment of legal fees and expenses will not be affected in the event of the termination of the Partnership or the withdrawal, dissolution or insolvency of the General Partner.

Item 13.      Financial Statements and Supplementary Data

The Partnership's financial statements, appearing on pages F-1 through F-16 hereof, are incorporated herein by reference.

Item 14.      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

                                         Not applicable.

Item 15.      Financial Statements and Exhibits

a) See the Index to Financial Statements, which is incorporated herein by reference.

                              b) See the Index to Exhibits, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 24th day of October 2008.

RFMC GLOBAL DIRECTIONAL FUND, LP

By: Ruvane Fund Management Corporation
Its: General Partner

By: /s/ Robert L. Lerner
Robert L. Lerner, President, Principal
Executive Officer and Principal Financial Officer

INDEX TO EXHIBITS

Exhibit

Number Item Description

3.1 Certificate of Limited Partnership for the Partnership

3.2 Form of Limited Partnership Agreement for the Partnership

10.1 Trading Advisor Agreement between the General Partner and the Advisor

10.2 Fund Accounting and Reporting Agreement between the Partnership and Lamp Technologies, Inc.

INDEX TO FINANCIAL STATEMENTS
___________________________________________________________________________________

PAGE

RFMC GLOBAL DIRECTIONAL FUND, LP
Report of Independent Registered Public Accounting Firm	F-3
Financial Statements as of December 31, 2007	F-4
Notes to Financial Statements	F-8

RUVANE FUND MANAGEMENT CORPORATION
Report of Independent Auditors	F-17
Financial Statements as of December 31, 2006 and 2005	F-18
Notes to Financial Statements	F-22

RFMC GLOBAL DIRECTIONAL FUND, LP

FINANCIAL STATEMENTS

As of December 31, 2007 and for  the Period August 1, 2007 (commencement of operations)

to December 31, 2007

RFMC GLOBAL DIRECTIONAL FUND, LP

______________________

TABLE OF CONTENTS

______________________

PAGES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-3

FINANCIAL STATEMENTS:

Statement of Financial Condition as of December 31, 2007	F-4

Condensed Schedule of Investments as of December 31, 2007	F-5

Statement of Income and General Partner Incentive Allocation for the period August 1, 2007 (commencement of operations) to December 31, 2007	F-6

Statement of Changes in Partners' Capital (Net Asset Value) for the period August 1, 2007 (commencement of operations) to December 31, 2007	F-7

Notes to Financial Statements	F-8-F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of
RFMC Global Directional Fund, LP:

We have audited the accompanying statement of financial condition of RFMC Global Directional Fund, LP (the "Partnership"), including the condensed schedule of investments, as of December 31, 2007, and the related statement of income and general partner incentive allocation and changes in partners' capital for the period August 1, 2007 (commencement of operations) through December 31, 2007. These financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RFMC Global Directional Fund, LP as of December 31, 2007, and the results of its operations, and changes in its partners' capital for the period August 1, 2007 (commencement of operations) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 31, 2008

RFMC GLOBAL DIRECTIONAL FUND, LP STATEMENT OF FINANCIAL CONDITION As of December 31, 2007 _______________
ASSETS
EQUITY IN COMMODITY FUTURES TRADING ACCOUNT:
Due from broker	$ 4,870,950
Net unrealized gain on open positions Unrealized loss on open positions	281,684

5,152,634

CASH AND CASH EQUIVALENTS	1,979,155

DUE FROM GENERAL PARTNER	9,100

INTEREST RECEIVABLE AND OTHER ASSETS	33,079
TOTAL ASSETS	7,173,968

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
Prepaid subscriptions	$ 235,000
Redemptions payable	133,353
Other accrued expenses	122,472
Accrued management fees	43,551
TOTAL LIABILITIES	534,376

PARTNERS' CAPITAL
Limited partners – Investor Class (4,308.2391 fully
redeemable units at December 31, 2007)	4,339,665
Limited partners – Institutional Class – Series 1 (1,595.6911
fully redeemable units at December 31, 2007)	1,638,843
Limited partners – Institutional Class – Series 2 (42.4523
fully redeemable units at December 31, 2007)	43,279
General partner – Institutional Class – Series 3 (566.2617
fully redeemable units at December 31, 2007)	617,805
TOTAL PARTNERS' CAPITAL	6,639,592
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 7,173,968
NET ASSET VALUE PER UNIT –
Investor Class – (based on Partners' Capital of $4,339,665
and 4,308.2391 units outstanding)	$ 1,007.29
Institutional Class – Series 1 (based on Partners' Capital of
$1,638,843 and 1,595.6911 units outstanding)	$ 1,027.04
Institutional Class – Series 2 – (based on Partners' Capital of
$43,279 and 42.4523 units outstanding)	$ 1,019.47
Institutional Class – General Partner – Series 3 – (based on
Partner's Capital of $617,805 and 566.2617 units outstanding)	$ 1,091.02

See Notes to Financial Statements.

RFMC GLOBAL DIRECTIONAL FUND, LP CONDENSED SCHEDULE OF INVESTMENTS As of December 31, 2007 _______________
	Long Positions		Short Positions		Net Positions
Commodity Futures Industry Sector	Unrealized Gain (Loss), Net	Percentage of Partners Capital *	Unrealized Gain (Loss), Net	Percentage of Partners' Capital*	Unrealized Gain (Loss)	Percentage of Partners' Capital
Grains	$ 52,950	0.797%	$ 0	0.000%	$ 52,950	0.797%
Tropical products	7,582	0.114%	0	0.000%	7,582	0.114%
Energies	199,440	3.004%	(24,050)	(0.362)%	175,390	2.642%
Currencies	(133,214)	(2.006)%	(17,945)	(0.270)%	(151,159)	(2.276)%
Interest rates	92,190	1.388%	16,142	0.243%	108,332	1.631%
Metals	(87,806)	(1.322)%	114,636	1.726%	26,830	0.404%
Stock Indices	25,882	0.390%	30,207	0.455%	56,089	0.845%
Livestocks	0	0.000%	5,670	0.085%	5,670	0.085%
	$ 157,024	2.365%	$ 124,660	1.877%	$ 281,684	4.242%

___________________ * No single contract's value exceeds 5% of the Partnership's Partners' capital.

See Notes to Financial Statements.

RFMC GLOBAL DIRECTIONAL FUND, LP STATEMENT OF INCOME AND GENERAL PARTNER INCENTIVE ALLOCATION For the Period August 1, 2007 (commencement of operations) to December 31, 2007 _______________
NET INVESTMENT LOSS
Income:
Interest income	$ 77,701

Expenses:
Brokerage commissions	135,812
Management fees	68,038
Professional fees	100,382
Accounting and administrative fees	19,500
Other expenses	10,500

Total expenses	334,232

Net investment loss	(256,531)

TRADING PROFITS
Profits on trading of commodity futures:
Net realized gains on closed positions	202,101
Change in net unrealized gains on open positions	281,684

Total trading profits	483,785

NET INCOME	227,254

Less: General Partner incentive allocation	45,451
General Partner incentive allocation waived	(4,782)

Net income after General Partner incentive allocation	$ 186,585

NET INCOME AFTER GENERAL PARTNER INCENTIVE ALLOCATION PER UNIT

Investor Class	$ 7.29

Institutional Class – Series 1	$ 27.04

Institutional Class – Series 2	$ 19.47

Institutional Class – General Partner – Series 3	$ 91.02

See Notes to Financial Statements.

RFMC GLOBAL DIRECTIONAL FUND, LP STATEMENT OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE) For the Period August 1, 2007 (commencement of operations) to December 31, 2007 _______________
	Partners' Capital
			Institutional Class
	Investor Class		Series 1		Series 2		Series 3 General Partner
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Total
Balances at August 1, 2007
(commencement of operations)	0.0000	$ 0	0.0000	$ 0	0.0000	$ 0	0.0000	$ 0	$ 0

Additions	4,427.2174	4,335,000	1,595.6911	1,595,825	42.4523	40,000	604.2921	604,717	6,575,542

Redemptions	(118.9783)	(122,535)	0.0000	0	0.0000	0	(38.0304)	(40,669)	(163,204)

Net income for the Period August 1, 2007 (commencement of operations) to December 31, 2007:
General partner incentive allocation	-	-	-	-	-	-	-	40,669	40,669
Allocation to all partners	-	127,200	-	43,018	-	3,279	-	13,088	186,585

Balances at
December 31, 2007	4,308.2391	$ 4,339,665	1,595.6911	$ 1,638,843	42.4523	$ 43,279	566.2617	$ 617,805	$ 6,639,592

See Notes to Financial Statements.

RFMC GLOBAL DIRECTIONAL FUND, LP NOTES TO FINANCIAL STATEMENTS (CONTINUED) For the Period August 1, 2007 (commencement of operations) to December 31, 2007 _______________
1.	PARTNERSHIP ORGANIZATION

RFMC Global Directional Fund, LP (the "Partnership") is a Delaware limited partnership which was organized on March 19, 2007 and commenced trading operations on August 1, 2007. The Partnership may engage in the speculative trading of commodity futures contracts, options on commodities or commodity futures contracts, and forward contracts. The Partnership may also invest in entities (including other partnerships or funds) that trade commodity interests.

Ruvane Fund Management Corporation is the general partner of the Partnership (the "General Partner") and is registered as a Commodity Pool Operator, Commodity Trading Advisor, and an Introducing Broker with the Commodity Futures Trading Commission (CFTC). The General Partner is required by the Limited Partnership Agreement, as amended and restated, (the "Agreement") to contribute $1,000 to the Partnership.

In accordance with the Agreement, the Partnership offers limited partnership interests through a private offering pursuant to Regulation D as adopted under section 4(2) of the Securities Act of 1933, as amended. The Partnership will offer limited partnership interest up to an aggregate of $100,000,000; provided that the General Partner may increase the amount of interests that will be offered in increments of $10,000,000, after notice to the limited partners.

The Partnership offers two classes of limited partnership interests; the Institutional Class and the Investor Class. Commission charges, General Partner management fees and incentive allocations to the General Partner will differ between Classes and/or Series, but in all other respects the Institutional Class interests and the Investor Class interests will be identical. The Institutional Class and Investor Class interests will also be traded pursuant to the same trading program and at the same Trading Level (as defined in the Confidential Offering Memorandum).

The General Partner has selected Welton Investment Corporation (the "Advisor") as the Partnership's trading advisor. All of the Partnership's assets will initially be traded pursuant to the Advisor's Global Directional Portfolio, a proprietary quantitative trading strategy. The General Partner, in the future, may allocate the Partnership's assets to other trading strategies and investment programs.

The Partnership shall end upon the withdrawal, insolvency or dissolution of the General Partner or a decline of greater than fifty percent of the net assets of the Partnership as defined in the Agreement, or the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued.

2.	SIGNIFICANT ACCOUNTING POLICIES

	A.	Cash and Cash Equivalents

The Partnership has defined cash and cash equivalents as cash and short-term, highly liquid investments with maturities of three months or less when acquired.

	B.	Due from Broker

 Due from broker represents cash required to meet margin requirements and excess funds not required for margin which are typically invested in 30 day commercial paper and U.S. Treasury bills which are carried at cost plus accrued interest, which approximates market value. The cost of the U.S. Treasury bills as of December 31, 2007 was $991,064. The Partnership is subject to credit risk to the extent any broker with whom the Partnership conducts business is unable to deliver cash balances or securities, or clear securities transactions on the Partnership's behalf. The General Partner monitors the financial condition of the brokers with which the Partnership conducts business and believes that the likelihood of loss under the aforementioned circumstances is remote.

RFMC GLOBAL DIRECTIONAL FUND, LP NOTES TO FINANCIAL STATEMENTS (CONTINUED) For the Period August 1, 2007 (commencement of operations) to December 31, 2007 _______________
2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	C.	Revenue Recognition

Investments in commodity futures contracts are recorded on the trade date and open contracts are recorded in the financial statements at their fair value on the last business day of the reporting period, based on quoted market prices. Gains or losses are realized when contracts are liquidated, on a first-in-first-out basis. Realized gains are netted with realized losses for financial reporting purposes and shown under the caption "Net realized gains on closed positions" in the Statement of Income (Loss). Net unrealized gains or losses on open contracts are reflected in the Statement of Financial Condition. Any change in net unrealized gain or loss from the preceding period is reported in the Statement of Income (Loss) under the caption "Change in net unrealized gains on open positions". Interest income is recognized on an accrual basis.

	D.	Brokerage Commissions

Investor Class interests will pay the General Partner a monthly flat-rate brokerage commission of up to approximately 0.583% of the net asset value of such interests as of the beginning of each month (an annual rate of up to 7.00%). The General Partner will pay from this amount up to 3% per annum to properly registered selling agents as compensation for their ongoing services to the Partnership. To the extent the General Partner pays less than 3% to a selling agent with respect to any limited partnership interests sold by such selling agent, the brokerage commission charged with respect to those limited partnership interests will be reduced accordingly. A separate series of Investor Class interests will be established for differing brokerage commission rates charged. During the period August 1, 2007 (commencement of operations) to December 31, 2007, all Investor Class interests were charged a flat rate brokerage commission equal to an annual rate of 7.00%

Institutional Class interests will pay the General Partner a monthly flat-rate brokerage commission of 0.333% of the net asset value of such interests as of the beginning of each month (a 4.00% annual rate).

In addition to any applicable selling agent fees, the General Partner will also pay from its brokerage commission all floor brokerage, exchange, clearing and NFA fees with respect to the Partnership's trading, but the Partnership will pay all other execution costs, including give-up charges and service fees assessed by certain forward dealing desks. Such execution costs totaled $1,863 for the period August 1, 2007 (commencement of operations) to December 31, 2007.

 Commissions and execution costs charged to each Class or Series were as follows:

		Investor Class	$97,456
Institutional Class – Series 1	26,994
Institutional Class – Series 2	643
Institutional Class – General Partner – Series 3	10,719

Total	$135,812

For the period ended December 31, 2007, the General Partner received brokerage commissions of $134,194 from the Partnership. As of December 31, 2007, $9,100 was due from the General Partner for reimbursement on broker commissions advanced by the Partnership.

RFMC GLOBAL DIRECTIONAL FUND, LP NOTES TO FINANCIAL STATEMENTS (CONTINUED) For the Period August 1, 2007 (commencement of operations) to December 31, 2007 _______________
2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	E.	Statement of Cash Flows

The Partnership has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standard No. 102, "Statement of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale."

	F.	Allocation of Income (Loss)

Net realized and unrealized trading profits and losses, interest income and other operating income and expenses, prior to flat-rate brokerage commission, management fees and incentive allocations, are allocated to the partners monthly in proportion to their capital account balances, as defined in the Agreement. Each partner is then charged its applicable Class and/or Series flat-rate brokerage commission, management fees and incentive allocations.

	G.	Incentive Allocation

The General Partner is entitled to a quarterly incentive allocation equal to 20% of New Profits (as defined in the Confidential Offering Memorandum), if any. The term "New Profits" is defined as the increase, if any, in the adjusted net asset value of the assets allocated to trading. The General Partner waived a portion of its incentive allocation from Institutional Class Series 1 and Series 3 interests during the period ended December 31, 2007. For the period ended December 31, 2007, General Partner incentive allocations, net of waived amounts, were as follows:

		Investor Class	$27,470
		Institutional Class – Series 1	9,765
		Institutional Class – Series 2	403
		Institutional Class – General Partner – Series 3	3,031

		Total	$40,669

The General Partner will pay three-fourths of any incentive allocation it receives to the Advisor, and the General Partner may distribute a portion of its share of the incentive allocation to properly registered selling agents as compensation for their ongoing services to the Partnership.

H.	Management Fees

Investor Class and Institutional Class Series 2 interests pay the General Partner a quarterly management fee equal to ¼ of 1% (1% annually) of the net assets of the Partnership (as defined in the Agreement) as of the beginning of each calendar quarter before deducting accrued ordinary legal, accounting and auditing fees and before any incentive allocation to the General Partner. Institutional Class Series 1 and Series 3 interests are not assessed a management fee by the General Partner. For the period ended December 31, 2007, management fees earned by the General Partner were as follows:

	Investor Class	$11,949
	Institutional Class – Series 2	139

	Total	$12,088

	As of December 31, 2007, $5,087 was due to the General Partner for management fees.

RFMC GLOBAL DIRECTIONAL FUND, LP NOTES TO FINANCIAL STATEMENTS (CONTINUED) For the Period August 1, 2007 (commencement of operations) to December 31, 2007 _______________
2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	H.	Management Fees (continued)

In addition to the management fee paid to the General Partner, the Advisor also assesses each Class and Series of interests a quarterly management fee equal to ½ of 2% (2% per year) of the month-end Trading Level for each month during such quarter.  Trading level shall mean the Partnership's net assets allocated to the Advisor times the leverage to be employed by the Advisor from time to time upon the discretion of the General Partner. The leverage ratio is 1.2 times the net assets of the Partnership. As such, the Advisor's management fee will approximate 2.4% per annum of the Partnership's net assets. For the period ended December 31, 2007, management fees earned by the Advisor were as follows:

		Investor Class	$33,303
		Institutional Class – Series 1	15,943
		Institutional Class – Series 2	384
		Institutional Class – General Partner – Series 3	6,320

		Total	$55,950

		As of December 31, 2007, $38,464 was due to the Advisor for management fees.

	I.	Administrative Expenses

The Partnership pays all legal, accounting, auditing, and other administrative and operating expenses and fees associated with the operation of the Partnership.

The General Partner advanced the organizational and initial offering costs of the Partnership totaling $23,910.  The Partnership will reimburse the General Partner for the advanced costs and will also amortize the total organizational and initial offering costs of $29,633 over a period of up to 12 months.  During the period ended December 31, 2007, initial offering costs of $10,500 were amortized into expense. As of December 31, 2007,  initial offering costs payable were $30,590, of  $20,590 was payable to the General Partner.

The General Partner will pay the continuous offering costs of the Partnership.

	J.	Income Taxes

No provision for income taxes has been provided in the accompanying financial statements as each partner is individually liable for taxes, if any, on his or her share of the Partnership's profits.

RFMC GLOBAL DIRECTIONAL FUND, LP NOTES TO FINANCIAL STATEMENTS (CONTINUED) For the Period August 1, 2007 (commencement of operations) to December 31, 2007 _______________
2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	K.	Subscriptions

Partnership units may be purchased on the first day of each month at the net asset value per unit determined on the last business day of the previous month. Partners' contributions received in advance for subscriptions are recorded as prepaid subscriptions in the Statement of Financial Condition.

	L.	Redemptions

Limited partners may redeem some or all of their units at net asset value per unit as of the last business day of each month on at least ten days written notice to the General Partner.

	M.	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income (loss) and expenses during the reporting period. Estimates include accrual of expenses such as administrative fees. Actual results could differ from these estimates.

	N.	Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (FASB) No. 157, "Fair Value Measurements" ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The implementation of FAS 157 is not expected to have a material impact on the Partnership's financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards (FASB) No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("FAS 159").  FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  FAS 159 is effective for fiscal years beginning after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FAS 157.  The implementation of FAS 159 is not expected to have a material impact on the Partnership's financial Statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards (FASB) No. 161, "Disclosures about Derivative Instruments and Hedging Activities -- An Amendment to FASB Statement No. 133" ("FAS 161").  FAS 161 amends FASB Statement No. 133 ("FAS 133") to provide an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FAS 133, and how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows.  FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  Early adoption is encouraged.  The implementation of FAS 161 is not expected to have a material impact on the Partnership's financial statements.

	O.	Indemnifications

The Partnership has entered into agreements, which provide for the indemnifications against losses, costs, claims and liabilities arising from the performance of their individual obligations under such agreements, except for gross negligence or bad faith. The Partnership has had no prior claims or payments pursuant to these agreements. The Partnership's individual maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. However, based on previous experience, the Partnership expects the risk of loss to be remote.

3.	DERIVATIVE INSTRUMENTS

The Partnership trades futures contracts in currencies, interest rates and a wide range of commodities, energy and metals.

RFMC GLOBAL DIRECTIONAL FUND, LP NOTES TO FINANCIAL STATEMENTS (CONTINUED) For the Period August 1, 2007 (commencement of operations) to December 31, 2007 _______________
3.	DERIVATIVE INSTRUMENTS (CONTINUED)

	The Partnership's trading results by market sector were as follows:
			For the period August 1, 2007 (commencement of operations) to December 31, 2007

			Realized Profits (Losses)	Change in Unrealized Profits (Losses)	Total Trading Profits (Losses)

		Grains	$97,962	$52,950	$150,912

		Tropical products	(57,017)	7,582	(49,435)

		Energies	154,171	175,390	329,561

		Currencies	(163,360)	(151,159)	(314,519)

		Interest Rates	293,589	108,332	401,921

		Metals	79,350	26,830	106,180

		Stock Indices	(164,384)	56,089	(108,295)

		Livestock	(38,210)	5,670	(32,540)

		Total trading profits	$202,101	$281,684	$483,785

	A.	Market Risk

Derivative financial instruments involve varying degrees of off-balance sheet market risk whereby changes in the level of volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities may result in cash settlements in excess of the amounts recognized in the Statement of Financial Condition. The Partnership's exposure to market risk is directly influenced by a number of factors, including the volatility of the markets in which the financial instruments are traded and the liquidity of those markets.

B.	Fair Value

The derivative instruments used in the Partnership's trading activities are marked to market with the resulting unrealized gains recorded in the Statement of Financial Condition and the related trading profits reflected in trading profits in the Statement of Income and General Partner Incentive Allocation. As of December 31, 2007, substantially all of the Partnership's derivative financial instruments outstanding expire within 90 days.

C.	Credit Risk

Futures are contracts for delayed delivery of financial interests in which the seller agrees to make delivery at a specified future date of a specified financial instrument at a specified price or yield. Risk arises from changes in the market value of the underlying instruments. Credit risk due to counterparty nonperformance associated with these instruments is the net unrealized gain on open positions, if any, included in the Statement of Financial Condition. The Partnership's counterparties are major brokerage firms and banks located in the United States, or their foreign affiliates.

RFMC GLOBAL DIRECTIONAL FUND, LP NOTES TO FINANCIAL STATEMENTS (CONTINUED) For the Period August 1, 2007 (commencement of operations) to December 31, 2007 _______________
3.	DERIVATIVE INSTRUMENTS (CONTINUED)

	C.	Credit Risk (continued)

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter transactions, because exchanges typically (but not universally) provide clearing house arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange, whereas in over-the-counter transactions, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

4.	FINANCIAL HIGHLIGHTS

	The following sets forth the financial highlights for the period August 1, 2007 (commencement of operations) to December 31, 2007.

			Investor Class	Institutional Class Series – 1	Institutional Class Series – 2
		Per Unit Operating Performance
		(for a Unit outstanding for the entire period)

		Net Asset Value, Beginning of the period	$1,000.00	$1,000.00	$1,000.00

		Income (loss) from operations
		Net investment loss	(60.93)	(42.35)	(50.85)
		Net trading profits	68.22	69.39	70.32

		Net income	7.29	27.04	19.47

		Net Asset Value, End of the period	$1,007.29	$1,027.04	$1,019.47

		Total Return(1)(5)	0.73%	2.70%	1.95%

		Total Return (prior to incentive allocation)(2)(5)	1.56%	3.32%	3.01%
Supplemental Data

Ratios of expenses to average net assets
Expenses prior to incentive allocation(4)(6)	14.54%	9.54%	11.25%
Incentive allocation(5)	0.90%	0.61%(6)	1.14%

Total expenses	15.44%	10.15%	12.39%

Ratios of net investment loss to average net assets(3)(4)(6)	(10.96%)	(6.14%)	(7.66%)
__________________

(1)             Total return is derived as ending net asset value less beginning net asset value divided by beginning net asset value.

(2)             Total return (prior to incentive allocation) is derived as net income per unit and adding back incentive allocation per unit divided by the opening net asset value per unit.

(3)             Net investment loss ratio excludes the effects of incentive allocations.

(4)             Annualized, except that certain non recurring expenses, such as professional fees associated with the organization of the Partnership, were not annualized for purposes of computing the ratios of expenses prior to incentive allocation and net investment loss to average net assets.  Each Class and/or Series of interests commenced operations on August 1, 2007.

(5)             Not annualized.

(6)             Net of 0.30% effect of waiver of incentive allocations during the period ended December 31, 2007.

* * * * *

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RUVANE FUND MANAGEMENT CORPORATION
Financial Statements
December 31, 2006 and 2005

With Independent Auditors' Report (Prepared in Accordance with CFTC Regulation 1.10)

Ruvane Fund Management Corporation Table of Contents December 31, 2006 and 2005
Page(s)

Independent Auditors' Report	F-17

Financial Statements

Statements of Financial Condition	F-18

Statements of Income	F-19

Statements of Changes in Stockholders' Equity	F-20

Statements of Cash Flows	F-21

Notes to Financial Statements	F-22 - F-24

Supplementary Information

Reconciliations of the Statements of Financial Condition to the Schedule of the Computation of the Minimum Capital Requirements	F-27

Schedules of the Computation of the Minimum Capital Requirements	F-28

Independent Auditors' Supplementary Report on Internal Accounting Control	F-29 - F-30

Reconciliations of Unaudited CFTC Form 1-FR-IB to Audited Financial Statements	F-31

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WithumSmith+Brown

A Professional Corporation

Certified Public Accountants and Consultants

5 Vaughn Drive

Princeton, NJ 08540

609.520.1188 fax 609.520.9882

www.withum.com

Additional Offices in New Jersey

and Pennsylvania

Independent Auditors' Report

To the Stockholders of Ruvane Fund Management Corporation

We have audited the accompanying statements of financial condition of Ruvane Fund Management Corporation (an "S" Corporation), as of December 31, 2006 and 2005, and the statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2006 and 2005 that you are filing pursuant to Regulation 1.16 of the Commodity Futures Trading Commission ("CFTC") under the Commodity Exchange Act (CEAct). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Ruvane Fund Management Corporation as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The information contained in the supplementary schedules is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the regulations under the CEAct. These schedules are the responsibility of the Company's management. Such schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

WithumSmith+Brown April 2, 2007

Ruvane Fund Management Corporation Statements of Financial Condition December 31, 2006 and 2005
	2006	2005
Assets

Current assets
Cash	$ 211,378	$ 137,100
Prepaid state income taxes	--	1,235
Total current assets	211,378	138,335

Property and equipment, net
Of accumulated depreciation
of $21,069 and $32,194	3,570	129,134

Intangible asset	--	23,318

Investment in partnership	853,304	760,886

	$ 1,068,252	$ 1,051,673

Liabilities and Stockholders' Equity

Current liabilities
Accrued expenses	$ 154,421	$ 179,098
State income tax payable	1,163	--
Line of credit	9,759	--
Total current liabilities	165,343	179,098

Stockholders' equity
Common stock, $1 par, authorized 1,000
Shares, issued and outstanding 100 shares	100	100
Additional paid-in-capital	82,439	82,439
Retained earnings	820,370	790,036
Total stockholders' equity	902,909	872,575

	$ 1,068,252	$ 1,052,673

The Notes to Financial Statements are an integral part of this statement.

F-18

Ruvane Fund Management Corporation Statements of Income Years Ended December 31, 2006 and 2005
	2006	2005

Revenues
Consulting fee and brokerage commission	$ 2,842,591	$ 2,239,172
Interest income	--	4
Administrative and other fees	549,804	520,823
Equity income (loss) in investor partnership	66,653	(263,072)
Total revenues	3,459,048	2,496,927

Expenses
Commission expense	2,465,095	1,800,671
Management fee	60,366	92,961
Salaries expense	180,000	250,000
Professional fees	53,677	41,522
Insurance	24,049	8,190
Consulting fees	12,950	12,570
Depreciation	2,574	17,999
Telephone	5,279	4,042
Taxes	10,814	5,716
Office expense	2,617	4,483
Travel	5,963	2,857
Printing	5,200	13,331
Dues and subscriptions	2,244	4,404
Meals and entertainment	10,259	426
Interest expense	3,959	921
Postage	831	1,250
Advertising and promotion	9,284	8,000
Impairment loss of intangible asset	23,318	--
Miscellaneous	2,785	4,186
Total expenses	2,881,264	2,273,529

Income before provision for income taxes	577,784	223,398

Provisions for income taxes	5,114	3,565

Net income	$ 572,670	$ 219,833

The Notes to Financial Statements are an integral part of this statement.

F-19

Ruvane Fund Management Corporation Statements of Changes in Stockholders' Equity Years Ended December 31, 2006 and 2005

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total

Balance at December 31, 2004	$ 100	$ 82,439	$ 993,400	$ 1,075,939

Net income	--	--	219,833	219,833

Capital distributions to stockholders	--	--	(423,197)	(423,197)

Balance at December 31, 2005	$ 100	$ 82,439	$ 790,036	$ 872,575

Net income	--	--	572,670	572,670

Capital distributions to stockholders	--	--	(542,336)	(542,336)

Balance at December 31, 2006	$ 100	$ 82,439	$ 820,370	$ 902,909

The Notes to Financial Statements are an integral part of this statement.
F-20

Ruvane Fund Management Corporation Statements of Cash Flows Years Ended December 31, 2006 and 2005
	2006	2005

Cash flows from operating activities
Net income	$ 572,670	$ 219,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,574	17,999
Equity (gain) loss in investor partnership	(66,653)	263,072
Impairment loss of intangible asset	23,318	--
Changes in operating assets and liabilities:
Prepaid state income taxes	2,235	(1,235)
Accrued expenses	(24,677)	1,302
State income taxes payable	1,163	(4,838)
Net cash provided by operating activities	509,630	496,133

Cash flows from investing activities
Purchase of fixed assets	(324)	(65,737)
Additional intangible asset	--	(23,318)
Net investment redemptions	--	50,000
Net investment purchases	(25,765)	(62,970)
Net cash used by investing activities	(26,089)	(102,025)

Cash flows from financing activities
Net increase in line of credit	9,759	--
Stockholders distributions	(419,022)	(423,197)
Net cash used by investing activities	(409,263)	(423,197)

Increase (decrease) in cash	74,278	(29,089)

Cash
Beginning of year	137,100	166,189
End of year	$ 211,378	$ 137,100

Supplemental disclosure of cash flow information
Interest	$ 3,959	$ 921
Taxes	$ 2,716	$ 3,606

Supplemental disclosure of non-cash financing activities
During the year ended December 31, 2006, the Company transferred an automobile with net book value of $123,314 to a stockholder as part of a stockholder distribution

The Notes to Financial Statements are an integral part of this statement.

F-21

Ruvane Fund Management Corporation Notes to Financial Statements December 31, 2006 and 2005
1.	Summary of Significant Accounting Policies

	Nature of Business

Ruvane Fund Management Corporation (the "Company") was incorporated on January 4, 1990 under the laws of the State of Delaware. The Company commenced operations on January 1, 1995. The Company is registered with the Commodity Futures Trading Commission ("CFTC") as a commodity pool operator, introducing broker ("IB") and a commodity trading advisor. The Company is also a member of the National Futures Association ("NFA"). During 2005, the Company changed its name from Ruvane Investment Corporation to Ruvane Fund Management Corporation.

	Accounting Basis
	The financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

	Revenue Recognition

Revenue is recognized when substantially all significant services to be provided by the Company have been performed. These revenues are based on the Company's primary business line as the general partner of RFMC Willowbridge Fund L.P., a partnership. See Note 3.

	Income Taxes
	The Company has elected federal "S" Corporation status. As a result, the income or loss of the Company is included in the current taxable income of the Company's stockholders at the individual level.

Effective January 1, 1995, the Company has elected "S" Corporation status for the State of New Jersey and is subject to a corporate level income tax of 0.72% and 1.33% for the years ended December 31, 2006 and 2005.

The Company provides for state deferred income taxes in accordance with FASB 109. There were no state deferred income taxes for the years ended December 31, 2006 and 2005.

	Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. The Company provides for depreciation of property and equipment on the double declining balance basis over the following estimated useful lives:

	Years
	Computer Equipment	5
	Furniture and Fixtures	7
	Automobiles	5

	Repair and maintenance costs are expensed when incurred, while additions and improvements are capitalized. The cost and related accumulated depreciation of assets sold or retired are eliminated from the accounts and any gains or losses are reflected in earnings.

	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

	Advertising
	Advertising and promotion costs are expensed as incurred. Advertising expense totaled $9,284 and $8,000 for the years ended December 31, 2006 and 2005, respectively.

	Reclassification
	Certain amounts contained in the accompanying 2005 financial statements have been reclassified to conform to the 2006 presentation.

2.	Net Capital Requirements

As an introducing broker, the Company is subject to the CFTC Net Capital Regulation (Regulation 1.17), which requires the maintenance of a minimum net capital amount. At December 31, 2006 and 2005, the Company had an adjusted net capital of $642,648 which was $597,648 in excess of the required minimum net capital of $45,000 for 2006, and $124,148 which was $94,148 in excess of the required minimum net capital of $30,000 for 2005.

3.	Investment in Partnership

The Company is the general partner of a related commodities trading partnership, RFMC Willowbridge Fund, L.P. (formerly named The Willowbridge Fund L.P.) (Partnership). At December 31, 2006 and 2005, the Company owned an equity interest of approximately 1.5% and 1.4% in the Partnership, respectively. The investment is being recorded on the equity method.

	Summarized financial information from the audited financial statements of the Partnership follows:

	Financial Statement Caption	2006	2005

	Total assets	$59,113,493	$ 54,385,694
	Total liabilities	$ 1,069,588	$ 1,855,779
	Partners' equity	$58,043,905	$ 52,529,915

		2006	2005
	Income (loss) on trading of
	commodity futures and options	$ 5,822,569	$ (11,423,976)
	Interest income	2,489,743	1,335,776)
	Total expenses	4,396,356	3,570,093)
	Net income (loss)	$ 3,915,956	$ (13,658,293)

	The Partnership trades futures, options on futures and forward contracts in currencies and a wide range of commodities, energy and metals.

As the general partner of the Partnership, the Partnership's Amended and Restated Limited Partnership Agreement (the "Agreement") requires the Company to maintain a minimum interest in the Partnership (the "Requirement"). Prior to September 8, 2006, the Agreement required the Company to maintain an interest in the Partnership equal to one percent of the partners' equity in the Partnership. A proxy vote was passed on September 8, 2006 changing the Requirement so that from that date the Company is required to maintain an interest in the Partnership of not less than $1,000. The partners' equity at December 31, 2006 and 2005 amounted to $58,043,905 and $52,529,915, respectively. The Company was required to maintain a minimum interest in the Partnership of $1,000 and $525,299 at December 31, 2006 and 2005, respectively. The Company's interest in the Partnership at December 31, 2006 and 2005 was $853,304 and $760,886, respectively.

In addition, the Agreement requires that all subscriptions are subject to a one-time one percent administrative charge payable to the Company as general partner. Income from administrative charges totaled $19,797 for 2006 and $54,509 for 2005.

The Company was paid a management fee equal to one percent of the net assets of the Partnership as of the last day of the previous year. Such fees amounted to $525,299 for 2006 and $438,972 for 2005. As of December 31, 2006 and 2005, $143,169 and $161,962, respectively, is due to the Partnership for unreimbursed brokerage commissions advanced by the Partnership. The advances by the Partnership are included in accrued expenses in the accompanying statement of financial condition.

4.	Property and Equipment
	Property and equipment consist of the following at December 31, 2006 and 2005:

		2006	2005

	Automobiles	$ -- )	$ 137,013)
	Office equipment	21,449)	21,125)
	Furniture and fixtures	3,190)	3,190)
		24,639)	161,328)
	Less: accumulated depreciation	(21,069)	(32,194)
	Property and equipment, net	$ 3,570)	$ 129,134)

	Depreciation expense for the years ended December 31, 2006 and 2005 totaled $2,574 and $17,999 respectively.

5.	Intangible Asset

Intangible assets are reviewed for potential impairment by the Company annually and whenever facts and circumstances indicate that carrying amounts may not be recoverable. As of December 31, 2006, management has determined that realization of the intangible asset totaling $23,318 comprised of legal agreement templates is doubtful. An impairment loss of $23,318 is reflected in the statement of income for the year ended December 31, 2006.

6.	Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any credit losses on such accounts and believes it is not exposed to any significant credit risk on its cash balances.

During 2006, approximately 3 percent and 96 percent of the Company's revenue was derived from two related parties, Willowbridge Associates, Inc. and RFMC Willowbridge Fund, L.P., respectively. During 2005, approximately 3 percent and 94 percent of the Company's revenue was derived from two related parties, Willowbridge Associates, Inc. and the RFMC Willowbridge Fund, L.P., respectively. Any substantial decrease in revenue from these customers could have a materially adverse affect on the Company's results of operations and financial condition. The Company does not currently expect that the business relationship with these customers will be lost in the near term.

7.	Employee Benefit Plans

Substantially all of the employees of the Company are covered by a profit-sharing plan. There is no minimum contribution to the Plan. Contributions to the plan are determined by the board of directors. For the years ending December 31, 2006 and 2005, there was no contribution to the plan.

8.	Line of Credit

The Company entered into a $100,000 operating line of credit with PNC Bank in May 2005. The credit line is secured by the assets of the Company and personally guaranteed by the majority stockholder of the Company, with interest payable monthly at the highest prime rate published in the "Money rates" section of the Wall Street Journal. The interest rate was 9.25% and 8.25% at December 31, 2006 and 2005, respectively. The expiration date of the agreement is May 18, 2008. The balance of line of credit at December 31, 2006 and 2005 was $9,759 and $0.

Interest expense for the years ended December 31, 2006 and 2005 was $3,959 and $921, respectively.

SUPPLEMENTARY INFORMATION

Ruvane Fund Management Corporation Reconciliation of the Statement of Financial Condition to the Schedule of the Computation of the Minimum Capital Requirements December 31, 2006 and 2005
	2006	2005

Total assets per statement of financial condition	$ 1,068,252)	$ 1,051,673)

Additions (Deductions): assets not reflected in the
Statement of financial condition or not allowed as
net capital under section 1.17 of the CFTC regulations
Property and equipment	(3,570)	(129,134)
Intangible asset	-- )	(23,318)
Investment in partnership - restricted	(1,000)	(525,299)
	(4,570)	(677,751)

Current assets under CFTC regulation 1.17	$ 1,063,682)	$ 373,922)

Total liabilities per statement of financial condition	$ 165,343)	$ 179,098)

Additions (Deductions): liabilities not reflected in
the statement of financial condition or not considered
as a liability for minimum net capital requirements	-- )	--

Liabilities under CFTC regulation 1.17	$ 165,343)	$ 179,098)

See Independent Auditors' Report.

F-27

Ruvane Fund Management Corporation Schedule of the Computation of the Minimum Capital Requirements December 31, 2006 and 2005

2006
Net Capital
Current assets				$ 1,063,682
Total liabilities				165,343
Net capital				898,339

Charges Against Net Capital
	Market Value		Charge
Investment in partnership-current portion	$ 852,304	30%	$ 255,691

Total charges				$ 255,691

Net Capital Computation
Adjusted net capital				642,648
Net capital required				45,000
Excess net capital				$ 597,648

2005

Net Capital
Current assets				$ 373,922
Total liabilities				179,098
Net capital				194,824

Charges Against Net Capital
	Market Value		Charge
Investment in partnership-current portion	$ 235,587	30%	$ 70,676

Total charges				$ 70,676

Net Capital Computation
Adjusted net capital				124,148
Net capital required				30,000
Excess net capital				$ 94,148

See Independent Auditors' Report

F-28

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WithumSmith+Brown

A Professional Corporation

Certified Public Accountants and Consultants

5 Vaughn Drive

Princeton, NJ 08540

609.520.1188 fax 609.520.9882

www.withum.com

Additional Offices in New Jersey and Pennsylvania

Independent Auditors' Supplementary Report on Internal Accounting Control
To the Stockholders of Ruvane Fund Management Corporation:
In planning and performing our audit of the financial statements of Ruvane Fund Management Corporation (the "Company"), for the year ended December 31, 2006, we considered its internal control, including control activities for safeguarding the firm assets, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and not to provide assurance on internal control.

Also, as required by Regulation 1.16 of the Commodity Futures Trading Commission ("CFTC"), we have made a study of the practices and procedures (including tests of compliance with such practices and procedures) followed by the Company that we considered relevant to the objectives stated in Regulation 1.16 in making the periodic computations of minimum financial requirements pursuant to Regulation 1.17.

The management of the Company is responsible for establishing and maintaining internal control and the practices and procedures referred to in the preceding paragraph. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls and of the practices and procedures, and to assess whether those practices and procedures can be expected to achieve the CFTC's above-mentioned objectives. Two of the objectives of internal control and the practices and procedures are to provide management with reasonable, but not absolute, assurance that assets for which the Company has responsibility are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States of America. Regulation 1.16 lists additional objectives of the practices and procedures listed in the preceding paragraph.

Because of inherent limitations in internal control or the practices and procedures referred to above, errors or fraud may occur and not be detected. Also, projection of any evaluation of them to future periods is subject to the risk that they may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

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Our consideration of the Company's internal control would not necessarily disclose all matters in the Company's internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control components does not reduce to a relatively low level the risk that error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Company's internal control and its operation, including controls for safeguarding customer and firm assets, that we consider to be material weaknesses as defined above.

We understand that practices and procedures that accomplish the objectives referred to in the second paragraph of this report are considered by the CFTC to be adequate for its purposes in accordance with the Commodity Exchange Act (CEAct) and related regulations, and that practices and procedures that do not accomplish such objectives in all material respects indicate a material inadequacy for such purposes. Based on this understanding and on our study, we believe that the Company's practices and procedures were adequate at December 31, 2006 to meet the CFTC's objectives.

This report is intended solely for the information and use of management, the CFTC and other regulatory agencies which rely on Regulation 1.16 of the CFTC under the CEAct for their regulation of registered futures commission merchants, and should not be used for any other purposes.

WithumSmith+Brown

April 2, 2007

Ruvane Fund Management Corporation Reconciliations of Unaudited CFTC Form 1-FR-IB to Audited Financial Statements December 31, 2006

Total assets per unaudited 1-FR-IB		$ 890,320

Adjustments
Cash	202,759
Taxes receivable	(1,403)
Intangible asset	(23,318)
Other receivable	(106)	177,932

Total assets per audited financial statements		$ 1,068,252

Total liabilities per unaudited 1-FR-IB		$ --

Adjustments
Accrued expenses	154,421
Taxes payable	1,163
Line of credit	9,759	165,343

Total liabilities per audited financial statements		$ 165,343

Adjusted net capital per unaudited 1-FR-IB		$ 199,624
Adjusted Net Capital Per Audited Financial Statements		642,648
Difference		$ (443,024)

Adjustments:
a Accrued expenses	154,421
b Cash	(193,000)
c Tax expense	1,162
d Other asset	(405,607)
		$ (443,024)

a Audited financial statements included accrued expenses that were not on the CFTC Form 1-FR-IB.

b CFTC Form 1-FR-IB did not include a deposit in transit related to 2006.

c. Audited financial statements included tax accrual entries which were not on Form 1-FR-IB

d.  CFTC Form 1 FR-IB included $272,865 as part of current assets (for Computation of Net Capital purposes). However the audited financial statements included the $852,304 as current asset and $1,000 as noncurrent assets (for Computation of Net Capital purposes). As a result, the charge against net capital was $81,859 on Form 1 FR-IB, but the audited financial statements had $255,691 as the charge. The change was due to a proxy vote to amend the restricted investment balance of RFMC Willowbridge Fund L.P. See Note 2 and 3 of the Audited Financial Statements

See Independent Auditors' Report.

F-31